Securities and Exchange Commission
                              Washington, DC 20549

                                    FORM 8-K
                                 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:   May 14, 1998


                               Northeast Bancorp
             (Exact Name of Registrant as Specified in its Charter)


           Maine                       0-16123                01-0425066
(State or Other Jurisdiction   (Commission File Number)    (I.R.S. Employer
     of Incorporation)                                    Identification No.)


    232 Center Street, Auburn, Maine                      04210
(Address of Principal Executive Offices)                (Zip Code)


                                 (207) 777-6411
               Registrant's Telephone Number, Including Area Code


Item 5 - Other Events

On October 24, 1997, the Northeast Bancorp (the Company) completed the merger of its subsidiary bank Northeast Bank with Cushnoc Bank and Trust Company (Cushnoc) of Augusta, Maine. On October 24, 1997, Cushnoc had approximately $21,000,000 in total assets and $2,200,000 in stockholders' equity. Under the terms of the agreement, the Company issued 2.089 shares of common stock for each share of Cushnoc, which had 90,000 common shares outstanding. The acquisition was accounted for under the pooling of interest method. In accordance with the pooling of interest accounting method, the Company's financial statements and information provided for previous reporting periods have been restated to include Cushnoc's financial information.

Included herein is data previously submitted as part of the Company's Form 10-K for the fiscal year ended June 30, 1997, restated to give retroactive effect to the acquisition of Cushnoc.

Information previously submitted in Form 10-K for the fiscal year ended June 30, 1997, which has been restated for the business combination includes:

Item 6   -  Selected Financial Data
Item 7   -  Management's Discussion and Analysis
Item 8   -  Financial Statements
Item 8b  -  Supplementary Financial Information


                        Item 6--Selected Financial Data


Northeast Bancorp
Selected Financial Data

                                                                 Years Ended June 30,
                                               --------------------------------------------------------
                                                 1997        1996        1995        1994        1993
                                               --------    --------    --------    --------    --------
                                                                (Dollars in thousands)

Interest income                                $21,936     $20,105     $18,953     $15,668     $15,843
Interest expense                                11,291      10,087       8,841       7,124       7,751
                                               -------------------------------------------------------

Net interest income                             10,645      10,018      10,112       8,544       8,092
Provision for loan losses                          614         639         691       1,045         924
Other operating income (1)                       1,827       1,909       1,760       2,209       1,412
Net securities gains                               259         279         419         347         108
Other operating expenses (2)                     9,608       9,442       9,093       8,053       6,582
Writedowns on equity and debt securities           110          94           0          84          61
                                               -------------------------------------------------------

Income before income taxes                       2,399       2,031       2,507       1,918       2,045
Income tax expense                                 909         738         878         697         788
Cumulative effect of change in accounting
 principle                                          --          --          --         260          --
                                               -------------------------------------------------------

Net income                                     $ 1,490     $ 1,293     $ 1,629     $ 1,481     $ 1,257
                                               =======================================================

Primary earnings per share (3)                 $  0.89     $  0.79     $  1.05     $  0.99     $  0.92
Fully diluted earnings per share (3)           $  0.85     $  0.76     $  0.99     $  0.96     $  0.94
                                               =======================================================

Cash dividends per common share                $  0.32     $  0.32     $  0.32     $  0.32     $  0.32
                                               =======================================================

Common dividend payout ratio                     37.65%      42.11%      16.16%      16.67%      15.02%
                                               =======================================================


                                                                              At June 30,
                                                      -------------------------------------------------------------
                                                        1997         1996         1995         1994         1993
                                                      ---------    ---------    ---------    ---------    ---------

Total assets                                          $284,077     $244,782     $207,580     $212,072     $198,237
Total loans                                            222,682      187,210      187,777      175,687      164,587
Total deposits                                         172,921      164,855      168,682      142,972      139,009
Total borrowings                                        81,793       54,140       38,274       49,051       41,183

Total stockholders' equity                              22,096       20,364       19,388       17,730       15,982

Return on assets (net income/average assets)              0.57%        0.55%        0.71%        0.73%        0.67%
Return on equity (net income/average net worth)           7.05%        6.31%        8.81%        8.73%        8.11%
Average equity/average assets                             8.09%        8.67%        8.10%        8.34%        8.28%
                                                      -------------------------------------------------------------

<1>   Includes fees for services to customers and gains on sale of loans.
<2>   Includes salaries, employee benefits and occupancy.
<3>   Per share data for the years prior to 1996 have been retroactively restated as a result of the stock split in December 1995.

Restated to include Cushnoc Bank & Trust financial information.


                 Item 7 - Management's Discussion and Analysis


DESCRIPTION OF OPERATIONS
-------------------------

Northeast Bancorp (the "Company"), is a unitary savings and loan holding company with the Office of Thrift Supervision ("OTS") as its primary regulator. The Company has one wholly-owned banking subsidiary, Northeast Bank, FSB (the "Bank"), which has branches located in Auburn, Augusta, Bethel, Harrison, South Paris, Buckfield, Mechanic Falls, Brunswick, Richmond and Lisbon Falls, Maine.

Prior to July 1, 1996, the Company conducted business as Bethel Bancorp. The Company's board of directors voted to assume the name of Northeast Bancorp as of July 1, 1996. At the 1996 annual meeting, the Company's shareholders approved changing the Company's name from Bethel Bancorp to Northeast Bancorp. On July 1, 1996, the Company's two wholly-owned banking subsidiaries, Bethel Savings Bank, F.S.B. and Brunswick Federal Savings, F.A. merged following receipt of regulatory approval. The merged banking subsidiary's name was changed to Northeast Bank, FSB.

The Bank's deposits are primarily BIF-insured. Deposits at the Brunswick branch are SAIF-insured and represent 30% of the Bank's total deposits at June 30, 1997.

The Company relocated its corporate headquarters and opened a new retail banking facility at 232 Center Street, Auburn, Maine, in February, 1997.

On October 24, 1997 the Company completed the merger of its subsidiary Bank with Cushnoc Bank and Trust Company (Cushnoc) of Augusta, Maine. On October 24, 1997, Cushnoc had approximately $21,000,000 in total assets and $2,200,000 in stockholders' equity. Under the terms of the agreement, the Company issued
2.089 shares of its common stock for each share of Cushnoc, which had 90,000 common shares outstanding. The acquisition was accounted for under the pooling of interest method. In accordance with the pooling of interest accounting method, the Company's financial statements and information provided for previous reporting periods have been restated to include Cushnoc's financial information.


FINANCIAL CONDITION
-------------------

The overall strategy of the Company is to increase the core earnings of the Bank by the development of strong net interest margins, non-interest fee income, and by increasing volume through a larger market area.

The state of Maine's economy in which the Company operates, including the south central and mid-coast region of Cumberland, Androscoggin and Sagadahoc counties, has stabilized with moderate growth. The banking business has become increasingly competitive over the past several years. The Bank's major competitors for deposits and loans consist primarily of other Maine-based banks, regional and money center banks, and non-bank financial institutions. Many of the Bank's competitors are larger in size and, consequently, possess greater financial resources. The principal factors in competing for deposits are convenient office locations, flexible hours, interest rates and services, while those relating to loans are interest rates, the range of lending services offered and lending fees. The Bank believes that the local character of its business and its "community bank" management philosophy will improve its ability to compete in its market areas. The Company has enhanced its product lines and now provides a range of financial services such as loans, deposits and investments through its relationship with Commonwealth Financial Services, Inc., trust services through the Bank's trust department, employee retirement benefits through First New England Benefits ("FNEB"), a division of the Bank's trust department, and leasing services through its relationship with LGIC Leasing.

The Company believes that it has adequate capital, as total equity represents 7.78% of total assets and that its capital position will support future growth and development as well as allow for additional provisions to the allowance for loan losses, if needed, without significant impairment of the financial stability of the Company. The Company's assets totaled $284,077,431 as of June 30, 1997, an increase of $39,295,428 compared to June 30, 1996. Loan volume was enhanced during the 1997 fiscal year due to whole loan purchases on the secondary market. The loans purchased were funded with advances through the Federal Home Loan Bank of Boston ("FHLB"). The Bank has focused its business development efforts towards full service credit packages and financial services, as well as competitively priced mortgage packages.

Cash and cash equivalents increased by $4,900,397 at June 30, 1997 compared to June 30, 1996. The increase in cash equivalents was primarily the result of the timing of cash items clearing through the Federal Reserve and increased liquidity requirements due to the growth of the Bank during fiscal 1997.

The Bank's loan portfolio had a balance of $222,682,134 as of June 30, 1997, which represents an increase of $35,472,654 compared to June 30, 1996. From June 30, 1996 to June 30, 1997, the loan portfolio increased by $32,515,000 in real estate mortgage loans, $299,000 in consumer loans, and by $2,659,000 in commercial loans. During fiscal 1997, the Bank purchased approximately $25,000,000 of residential whole loans on the secondary market. The loans purchased are secured by properties located throughout the State of Maine and were originated and are being serviced by a local Maine bank. The loan portfolio contains elements of credit and interest rate risk. The Bank primarily lends within its local market areas, which management believes helps it to better evaluate credit risk. The Bank also maintains a well collateralized position in real estate mortgages.

At June 30, 1997, residential real estate mortgages made up 63% of the total loan portfolio, in which 49% of the residential loans are variable rate products, as compared to 63% and 48%, respectively, at June 30, 1996. It is management's intent to increase the proportion of variable rate residential real estate loans to reduce the interest rate risk in this area.

At June 30, 1997, 22% of the Bank's total loan portfolio is commercial real estate mortgages. Commercial real estate loans have minimal interest rate risk as 89% of the portfolio consists of variable rate products. At June 30, 1996, commercial real estate mortgages made up 21% of the total loan portfolio, in which 83% of the commercial real estate loans were variable rate products. Similar to the residential mortgages, the Bank tries to mitigate credit risk by lending in its local market areas as well as maintaining a well collateralized position in real estate.

Commercial loans make up 9% of the total loan portfolio in which 83% of the balance were variable rate instruments at June 30, 1997. At June 30, 1996 commercial loans made up 8% of the total loan portfolio, of which 87% of the balance were variable rate instruments. The credit loss exposure on commercial loans is highly dependent on the cash flow of the customers' business. The Bank attempts to mitigate losses through lending in accordance with the Company's credit policies.

Consumer loans make up 6% of the total loan portfolio as of June 30, 1997 which compares to 8% at June 30, 1996. Since these loans are primarily fixed rate products, they have interest rate risk when market rates increase. These loans also have credit risk with, at times, minimal collateral security. Management attempts to mitigate these risks by keeping the products offered short-term, receiving a rate of return commensurate with the risk, and lending to individuals in the Bank's known market areas.

In fiscal year 1997, the Company adopted FASB Statement No. 122, "Accounting for Mortgage Servicing Rights an amendment of FASB Statement No. 65" and Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". The effect of adopting the new accounting standards did not have a significant effect on the Company's financial condition, liquidity, or results of operations. These statements are more fully described in footnote 1 to the consolidated financial statements.

The Banks's allowance for loan losses was $2,741,809 as of June 30, 1997 versus $2,760,872 as of June 30, 1996, representing 1.23% and 1.47% of total loans, respectively. The Bank had non-performing loans totaling $2,881,000 and $3,182,000 at June 30, 1997 and 1996, which was 1.29% and 1.70% of total loans, respectively. Non-performing loans represented 1.01% and 1.30% of total assets at June 30, 1997 and 1996, respectively. The Bank's allowance for loan losses was equal to 95% and 87% of the total non-performing loans at June 30, 1997 and 1996, respectively. At June 30, 1997, the Bank had approximately $586,000 of loans classified substandard, exclusive of the non-performing loans stated above, that could potentially become non-performing due to delinquencies or marginal cash flows. As of June 30, 1997, the amount of such loans has decreased from the June 30, 1996 amount by $1,955,000. This decrease was primarily due to substandard loans being classified as non-performing or liquidated through the sale of foreclosed assets. Management takes an aggressive posture in reviewing its loan portfolio to classify certain loans substandard. The following table represents the Bank's non-performing loans as of June 30, 1997 and 1996:

            Description           June 30, 1997     June 30, 1996
      -----------------------     -------------     -------------

      1-4 Family Mortgages         $ 1,072,000       $ 1,291,000
      Commercial Mortgages           1,247,000         1,495,000
      Commercial Installment           521,000           320,000
      Consumer Installment              41,000            76,000
                                   -----------------------------
         Total non-performing      $ 2,881,000       $ 3,182,000
                                   =============================

Although the growth in non-performing, delinquent and substandard loans has been reversed, management continues to allocate substantial resources to the collection area in an effort to control the amount of such loans. The Bank's delinquent loan accounts, as a percentage of total loans, decreased during the 1997 fiscal year. This decrease was largely due to improved collection efforts and the increase in the Bank's loan portfolio.

The following table reflects the annual trend of total delinquencies 30 days or more past due, including non-performing loans, for the Bank as a percentage of total loans:

            6/30/94       6/30/95       6/30/96       6/30/97
            -------       -------       -------       -------

             3.28%         2.46%         3.24%         1.93%

The level of the allowance for loan losses as a percentage of total loans decreased and the level of the allowance for loan losses as a percentage of total non-performing loans increased at June 30, 1997 compared to June 30, 1996. The decrease in the level of allowance for loan losses as a percentage of total loans was primarily due to the increase in the Bank's total loan portfolio. The decrease was also supported by the Bank's lower delinquency levels and decreased non-performing and substandard loans. As previously discussed, loans classified substandard decreased in the 1997 fiscal year, when compared to the 1996 fiscal year. Classified loans are also considered in management's analysis of the adequacy of the allowance for loan losses. Based on reviewing the credit risk and collateral of these classified loans, management has considered the risks of the classified portfolio and believes the allowance for loan losses is adequate. Net charge-offs for the Bank were $633,490, $539,234, and $757,878, for the three years ended June 30, 1997, June
30, 1996, and June 30, 1995, respectively.

At June 30, 1997, total impaired loans were $1,661,698, of which $844,457 had related allowances of $369,474. This compares to total impaired loans of $1,530,650, of which $1,063,720 had related allowances of $499,200, at June 30,1996. During the year ended June 30, 1997, the income recognized related to impaired loans was $50,690 and the average balance of outstanding impaired loans was $1,330,983. This compares to income recognized related to impaired loans of $87,128 and the average balance of impaired loans being $1,799,087 at June 30, 1996. The Bank recognizes interest on impaired loans on a cash basis when the ability to collect the principal balance is not in doubt; otherwise, cash received is applied to the principal balance of the loan.

On a regular and ongoing basis, management evaluates the adequacy of the Bank's allowance for loan losses. The process of evaluating the allowance involves a high degree of management judgment. The methods employed to evaluate the allowance for loan losses are quantitative in nature and consider such factors as the loan mix, the level of non-performing loans, delinquency trends, past charge-off history, loan reviews and classifications, collateral, and the current economic climate.

Management believes that the allowance for loan losses is adequate considering the level of risk in the loan portfolio. While management uses its best judgement in recognizing loan losses in light of available information, there can be no assurance that the Company will not have to increase its provision for loan losses in the future as a result of changing economic conditions, adverse markets for real estate or other factors. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination. The Bank's most recent examination by the OTS was on August 19, 1996. At the time of the exam the regulators proposed no additions to the allowance for loan losses.

At June 30, 1997, the Bank had a total of $563,207 in other real estate owned versus $584,626 as of June 30, 1996. The Bank has an allowance for losses on other real estate owned that was established to provide for declines in real estate values and to consider estimated selling costs. The allowance for losses on other real estate owned totaled $50,839 at June 30, 1997 versus $100,000 at June 30, 1996. The Company provided for this allowance through a charge against earnings of $39,000 and $94,711 for the years ended June 30, 1997 and 1996, respectively. In 1997 and 1996, write downs of other real estate owned totaled $88,161 and $-0-, respectively. The Company increased the June 30, 1996 allowance for losses on other real estate owned to provide for additional losses due to its plan to aggressively sell the other real estate owned property. Management periodically receives independent appraisals to assist in its valuation of the other real estate owned portfolio. As a result of its review of the independent appraisals and the other real estate owned portfolio, the Company believes the allowance for losses on other real estate owned is adequate to state the portfolio at lower of cost, or fair value less estimated selling costs.

As of June 30, 1997, trading account securities had decreased by $172,621 compared to the balance of such assets at June 30, 1996. This decrease was attributed to the sale of securities in which management traded for net securities gains. Trading account securities consist of equity securities purchased with the intent to be subsequently sold to provide net securities gains, and are carried at market value. Realized and unrealized gains and losses on trading account securities are recognized in the statements of income as they occur. Transactions are accounted for as of the trade date using the specific identification method.

Since the last quarter of fiscal 1995, the remainder of the Company's total securities portfolio has been classified as available for sale. Equity securities, and debt securities which may be sold prior to maturity, are classified as available for sale and are carried at market value. Changes in market value, net of applicable income taxes, are reported as a separate component of stockholders' equity. Gains and losses on the sale of securities are recognized at the time of the sale using the specific identification method. The amortized cost and market value of available for sale securities at June 30, 1997 was $29,316,950 and $28,810,625, respectively. The reduction in carrying value from the cost was primarily attributable to the decline in market value of mortgage-backed securities, which was due to the change in current market prices from the price at the time of purchase. The net unrealized loss on mortgage-backed securities has decreased from $1,164,000 at June 30, 1996 to $410,000 at June 30, 1997 due to improvements in interest rates. Substantially all of the mortgage-backed securities are high grade government backed securities. As in any long term earning asset in which the earning rate is fixed, the market value of mortgage-backed securities will fluctuate based on changes in market interest rates from the time of purchase. Since these mortgage-backed securities are backed by the U.S. Government, there is no risk of loss of principal. Management believes that the yields currently received on this portfolio are satisfactory and intends to hold these securities for the foreseeable future.

Management reviews the portfolio of investments on an ongoing basis to determine if there has been an other-than-temporary decline in value. Some of the considerations management makes in the determination are market valuations of particular securities and economic analysis of the securities' sustainable market values based on the underlying companies' profitability. Based on management's assessment of the securities portfolio in fiscal 1997, 1996 and 1995, there have been other-than-temporary declines in values of individual equity securities in the amounts of $110,000, $93,819, and $-0-, respectively. Such securities have been written down through an adjustment against earnings and are included in other expenses in the statements of income.

The Company increased its investment in FHLB stock by $1,362,700, compared to June 30, 1996, due to the increase in FHLB borrowings. As discussed below, the Bank had a large increase in FHLB borrowings to fund loan growth. The FHLB requires institutions to hold a certain level of FHLB stock based on advances outstanding.

The Bank has used off-balance-sheet risk financial instruments in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. The Bank uses the same credit policies in making commitments as it does for on-balance-sheet instruments. Hence, these instruments have the same elements of credit and interest rate risk. The Company limits its involvement in derivative financial instruments to covered call and put contracts. Gains and losses from entering into these contracts were immaterial to the results of operations of the Company in fiscal 1997, 1996 and 1995. The total value of securities under call and put contracts at any one time is immaterial to the Company's financial position, liquidity, or results of operations. Off-balance-sheet risk financial instruments are more fully described in footnote 18 to the financial statements.

The Company's premises and equipment increased by a net of $331,248 during fiscal 1997. The increase was primarily due to the construction of the new Auburn retail branch as well as the relocation of the Company's headquarters to the Auburn location.

The increase in accrued interest receivable on loans of $121,181 during fiscal 1997 was primarily due to the increase in the loan portfolio. The increase in other assets during fiscal 1997 of $492,934 was primarily due to the increase in federal tax receivables and in deferred tax assets, caused by temporary differences between the Company's financial statements and its tax returns. The balance in real estate held for investment decreased by $98,166, during fiscal 1997 when compared to June 30, 1996, due to the Company establishing an allowance for losses on real estate held for investment of $100,000. The allowance for losses in real estate held for investment totaled $100,000 at June 30, 1997 versus $-0- at June 30, 1996. The Company provided for this allowance through a charge against earnings of $100,000 for the year ended June 30, 1997.

The Bank continues to attract new local deposit relationships. The Bank utilizes, as alternative sources of funds, brokered C.D.'s when national deposit interest rates are less than the interest rates on local market deposits as well as to supplement the growth in earning assets. Brokered C.D.'s carry the same risk as local deposit C.D.'s, in that both are interest rate sensitive with respect to the Bank's ability to retain the funds. The Bank also utilizes FHLB advances, as alternative sources of funds, when the interest rates of the advances are less than market deposit interest rates as well as to fund short-term liquidity demands.

Total deposits were $172,921,286 and securities sold under repurchase agreements were $5,098,622 as of June 30, 1997. These amounts represent an increase of $8,066,043 and $1,335,656, respectively, compared to June 30, 1996. Broker deposits represented $7,185,566 of total deposits at June 30, 1997, which increased by $1,538,428 compared to June 30, 1996's $5,647,138 balance. Total borrowings from the FHLB were $80,494,471 as of June 30, 1997, for an increase of $27,856,994 compared to June 30, 1996. Mortgages, free of liens, pledges and encumbrances and certain non-pledged mortgage-backed securities are required to be pledged to secure FHLB advances. The increase in deposits, repurchase agreements and FHLB advances were utilized to fund the loan growth during fiscal 1997.

Notes payable decreased by $203,581 during the 1997 fiscal year due to the scheduled principal payments on the Fleet Bank of Maine loan incurred to finance, in part, the purchase of a bank in prior years. The note is payable in eighteen quarterly principal payments of $76,389. Interest is payable monthly at an 8% fixed rate. Other liabilities increased by $508,303 compared to June 30, 1996, due primarily to increases in accrued expenses and escrow accounts.


CAPITAL RESOURCES & LIQUIDITY
-----------------------------

Liquidity is defined as the ability to meet unexpected deposit withdrawals and increased loan demand of a short-term nature with a minimum loss of principal. The Bank's primary sources of funds are its interest bearing deposits, cash and due from banks, deposits with the FHLB, certificates of deposit, loan payments and prepayments and other investments maturing in less than two years as well as securities available for sale. In addition, the Bank has unused borrowing capacity from the FHLB through its advances program. The Bank's current advance availability, subject to the satisfaction of certain conditions, is approximately $38,000,000 over and above the 1997 end-of-year advances reported. The Company's ability to access the principal sources of liquid funds listed above is immediate and adequate to support the Company's budgeted growth.

Cross selling strategies are employed by the Bank to develop deposit growth. Even though deposit interest rates increased during fiscal 1997, the rate of return was much stronger in other financial instruments such as mutual funds and annuities. Like other companies in the banking industry, the Bank will be challenged to maintain and or increase its core deposit liquidity base.

Total equity of the Company was $22,095,580 as of June 30, 1997 versus $20,363,567 at June 30, 1996. In October of 1997 the Company issued 2.089 shares of its common stock for each share of Cushnoc, which had 90,000 common shares outstanding. The number of common shares issued to Cushnoc shareholders was 187,940 shares and all fractional shares were paid in cash. In March of 1997 Square Lake Holding Corporation exercised 25,000 warrants at an aggregate price of $175,000. Square Lake Holding Corporation is a Maine corporation and subsidiary of a Canadian corporation of which Ronald Goguen is a 95% shareholder and director. Mr. Goguen, who is also a director of this Company, and the affiliates he controls, owns approximately 19.9% of common shares outstanding of the Company. During fiscal 1997, 20,000 stock options were exercised by various employees of the Company. The proceeds from the exercised warrants and options were utilized as general working capital and contributed to the growth of the Company's total equity. As of June 30, 1997, 296,000 shares of unissued common stock are reserved for issuance pursuant to stock options as well as 108,764 outstanding warrants. The Company repurchased 2,030 treasury shares at a cost of $28,420 during fiscal 1997 and 4,100 treasury shares at a cost of $52,277 during fiscal 1996. These treasury shares were utilized in fiscal 1997, for the employee stock bonus and options plans as well as the exercise of warrants. On December 15, 1995, the Company paid a 100% stock dividend to all shareholders. Earnings per share have been restated as a result of the stock dividend and the acquisition of Cushnoc Bank under the pooling of interest method of accounting. Based in part on this dividend and the acquisition of Cushnoc Bank, the common shares outstanding increased to 1,417,850 shares on June 30, 1996.

The total equity to total assets ratio of the Company was 7.78% as of June 30, 1997 and 8.32% at June 30, 1996. The reduction in the equity to assets ratio during fiscal 1997, when compared to fiscal 1996, was primarily due to the Company leveraging the Bank in the purchase of mortgage loans through the increased use of FHLB advances. Book value per common share was $13.74 as of June 30, 1997 versus $12.91 at June 30, 1996.

The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), which was enacted on December 19, 1991, contains various provisions intended to recapitalize the Bank Insurance Fund ("BIF") and also affects a number of regulatory reforms that impact all insured depository institutions, regardless of the insurance fund in which they participate. Among other things, FDICIA grants OTS broader regulatory authority to take prompt corrective action against insured institutions that do not meet capital requirements, including placing undercapitalized institutions into conservatorship or receivership. FDICIA also grants OTS broader regulatory authority to take corrective action against insured institutions that are otherwise operating in an unsafe and unsound manner.

Regulations implementing the prompt corrective action provisions of FDICIA became effective December 19, 1992 and defined specific capital categories based on an institution's capital ratios. OTS has issued regulations requiring a minimum regulatory tangible capital equal to 1.5% of adjusted total assets, core capital of 3.0%, leverage capital of 4.0% and a risk-based capital standard of 8.0%. Regulatory capital requirements are also discussed in footnote 11 of the consolidated financial statements. At June 30, 1997, the Bank was in compliance with regulatory capital requirements as follows:


                                             Northeast Bank, F.S.B.
                       ---------------------------------------------------------------
                          Actual Capital          Required Capital      Excess Capital
                       ---------------------    --------------------    --------------
                         Amount       Ratio       Amount       Ratio        Amount
                       -----------    ------    -----------    -----    --------------

Tangible capital       $19,930,000     7.07%    $ 4,226,000    1.50%     $ 15,704,000
Core capital           $19,930,000     7.07%    $ 8,452,000    3.00%     $ 11,478,000
Leverage capital       $19,930,000     7.07%    $11,269,000    4.00%     $  8,661,000
Risk-based capital     $21,237,000    12.18%    $13,953,000    8.00%     $  7,284,000

RESULTS OF OPERATIONS
---------------------

Net income for the year ended June 30, 1997 was $1,489,745 versus $1,292,849 for the year ended June 30, 1996 and $1,629,114 for the year ended June 30, 1995. Primary earnings per share was $.89 and fully diluted earnings per share was $.85 for the year ended June 30, 1997. Primary and fully diluted earnings per share were $.79 and $.76, respectively, for the year ended June 30, 1996 and $1.05 and $.99, respectively for the year ended June 30, 1995. Net income and earnings per have been restated for fiscal years 1997,1996 and 1995 to include the acquisition of Cushnoc Bank under the pooling of interest method of accounting. The weighted average number of shares outstanding in fiscal 1996 and 1995, as well as the reported earnings per share for these two years, have been restated as a result of the Company's 100% stock dividend in December, 1995. The increase in net income for the year ended June 30, 1997, when compared to June 30, 1996, was primarily due to the increase in net interest income and the reduction in the Company's operational expenses, exclusive of the one time FDIC SAIF assessment described below. The Company experienced a reduction in net income in fiscal 1996, as compared to fiscal 1995, primarily due to the expenses attributed to the merger and name change of the subsidiary banks, the costs associated with the acquisition of the Key Bank branches, and the general growth in infrastructure expenses of the Company. The Company's overall return on average assets ("ROAA") was .57% for the year ended June 30, 1997, .55% for the year ended June 30, 1996, and .71% for the year ended June 30, 1995.

In September of 1996, Congress enacted comprehensive legislation amending the FDIC BIF-SAIF deposit insurance assessment on savings and loan institution deposits. The legislation imposed a one-time assessment on institutions holding SAIF insured deposits on March 31, 1995, in an amount necessary for the SAIF to reach its 1.25% Designated Reserve Ratio. Institutions with SAIF deposits were required to pay an assessment rate of 65.7 cents per $100 of domestic deposits held as of March 31, 1995. The Bank held approximately $57,900,000 of SAIF deposits as of March 31,1995. This resulted in an expense of $380,000 which was reflected in the Company's September 30, 1996 quarter end financial statements. During the December 31, 1996 quarter, Congress issued final legislation which enabled certain qualifying institutions to apply for a 20% discount on the special assessment. The Bank received a credit of $83,140 reducing the assessment expense in the December 31, 1996 quarter. The net effect of the one time assessment was $296,860 and decreased the Company's primary earnings per share by $.15 and the fully diluted earnings per share by $.12 for the fiscal year ended June 30, 1997. Commencing in 1997 and continuing through 1999, the Bank is required to pay an annual assessment of 1.29 cents for every $100 of domestic BIF insured deposits and 6.44 cents for every $100 of domestic SAIF insured deposits. Commencing in 2000 and continuing through 2017, banks would be required to pay a flat annual assessment of 2.43 cents for every $100 of domestic deposits. If there are no additional deposit assessments in the future, it is anticipated that the Company may save approximately $80,000 annually commencing in fiscal 1998.

The Company's net interest income for the years ended June 30, 1997, June 30, 1996 and June 30, 1995 was $10,644,833, $10,018,230 and $10,112,172,
respectively. Net interest income for fiscal 1997 increased $626,603, or 6.25%, compared to the amount at June 30, 1996. Total interest and dividend income increased $1,830,582 for the year ended June 30, 1997 compared to the year ended June 30, 1996, resulting from the following items: (I) interest income on loans increased by $1,118,771 resulting from an increase of $1,573,250 due to an increase in the volume of loans, which was offset by the decrease of $454,479 due to decreased interest rates on loans, (II) interest and dividend income on investment securities increased by $992,206 resulting from a $970,843 increase due to increased volume and an increase of $21,363 due to increased interest rates on investments, and (III) interest income on short term liquid funds decreased by $280,395 resulting from a $243,375 decrease due to decreased volume and a decrease of $37,020 due to decreased interest rates on deposits at the FHLB and other institutions.

The increase in total interest expense of $1,203,979 for fiscal 1997 compared to 1996 resulted from the following items: (I) interest expense on deposits decreased by $244,827 resulting from a $36,114 decrease due to decreased deposits and a decrease of $208,713 due to decreased deposit interest rates,
(II) interest expense on repurchase agreements increased by $33,243 resulting from a $46,631 increase due to increased volume offset, in part, by a decrease of $13,388 due to decreasing interest rates, and (III) interest expense on borrowings increased $1,415,563 resulting from an increase of $1,533,310 due to an increase in volume which was offset by the decrease of $117,747 due to the change in the mix of interest rates on borrowings. The changes in net interest income, as explained above, are also presented in the schedule below.


                               Northeast Bancorp
                    Rate/Volume Analysis for the Year ended
                       June 30, 1997 versus June 30, 1996

                                             Difference Due to
                                         -------------------------
                                           Volume          Rate          Total
                                         -----------    ----------    -----------

Investments                              $  970,843     $  21,363     $  992,206
Loans                                     1,573,250      (454,479)     1,118,771
FHLB & Other Deposits                      (243,375)      (37,020)      (280,395)
                                         ---------------------------------------
   Total Interest Earning Assets          2,300,718      (470,136)     1,830,582

Deposits                                    (36,114)     (208,713)      (244,827)
Repurchase Agreements                        46,631       (13,388)        33,243
Borrowings                                1,533,310      (117,747)     1,415,563
                                         ---------------------------------------
   Total Interest-Bearing Liabilities     1,543,827      (339,848)     1,203,979
                                         ---------------------------------------
   Net Interest Income                   $  756,891     $(130,288)    $  626,603
                                         =======================================


Rate/Volume amounts spread proportionately between Volume and Rate.

Net interest income for fiscal 1996 decreased $93,942, or .93%, compared to the amount for the year ended June 30, 1995. Total interest and dividend income increased $1,151,653 for the year ended June 30, 1996 compared to the year ended June 30, 1995, resulting from the following items: (I) interest income on loans increased by $891,833 resulting from an increase of $481,801 due to an increase in the volume of loans and an increase of $410,032 due to increased interest rates on loans, (II) interest and dividend income on investment securities increased by $5,251 resulting from a $60,305 increase due to increased volume, which was offset by the decrease of $55,054 due to decreased interest rates on investments, and (III) interest income on short term liquid funds increased by $254,569 resulting from a $135,691 increase due to increased volume and an increase of $118,878 due to increased interest rates on deposits at the FHLB and other institutions.

The increase in total interest expense of $1,245,595 for fiscal 1996 compared to 1995 resulted from the following items: (I) interest expense on deposits increased by $1,160,241 resulting from a $299,165 increase due to increased deposits and an increase of $861,076 due to higher deposit interest rates, (II) interest expense on repurchase agreements increased by $81,289 resulting from an $82,258 increase due to increased volume offset, in part, by a decrease of $969 due to decreasing interest rates, and (III) interest expense on borrowings increased $4,065 resulting from a decrease of $164,211 due to a decrease in volume which was more than offset by the increase of $168,276 due to the change in the mix of interest rates on borrowings. The changes in net interest income, as explained above, are also presented in the schedule below.


                               Northeast Bancorp
                    Rate/Volume Analysis for the Year ended
                       June 30, 1996 versus June 30, 1995


                                               Difference Due to
                                           -------------------------
                                             Volume         Rate          Total
                                           ----------    -----------    ----------

Investments                                $  60,305     $  (55,054)    $    5,251
Loans                                        481,801        410,032        891,833
FHLB & Other Deposits                        135,691        118,878        254,569
                                           ---------------------------------------
   Total Interest Earning Assets             677,797        473,856      1,151,653

Deposits                                     299,165        861,076      1,160,241
Repurchase Agreements                         82,258           (969)        81,289
Borrowings                                  (164,211)       168,276          4,065
                                           ---------------------------------------
   Total Interest-Bearing Liabilities        217,212      1,028,383      1,245,595
                                           ---------------------------------------
   Net Interest Income                     $ 460,585     $ (554,527)    $  (93,942)
                                           =======================================

Rate/Volume amounts spread proportionately between Volume and Rate.

The majority of the Company's income is generated from the Bank. Management believes that the Bank is slightly asset sensitive based on its own internal analysis which considers its core deposits long term liabilities that are matched to long term assets; therefore, it will generally experience a contraction in its net interest margins during a period of falling rates. Management believes that the maintenance of a slight asset sensitive position is appropriate since historically interest rates tend to rise faster than they decline.

Approximately 22% of the Bank's loan portfolio is comprised of floating rate loans based on a prime rate index. Interest income on these existing loans will increase as the prime rate increases, as well as approximately 35% of other loans in the Bank's portfolio that are based on short-term rate indices such as the one-year treasury bill. An increase in short-term interest rates will also increase deposit and FHLB advance rates, increasing the Company's interest expense. Although the Company has experienced some net interest margin compression, the impact on net interest income will depend on, among other things, actual rates charged on the Bank's loan portfolio, deposit and advance rates paid by the Bank, and loan volume.

The provision for loan losses was $614,427 for fiscal 1997 compared to $638,860 and $690,633 for 1996 and 1995, respectively. Net charge-offs amounted to $633,490 during fiscal 1997 versus $539,234 and $757,878 for 1996 and 1995, respectively. The Bank intends to continue to aggressively manage the non-performing assets, through sales, work-outs and charge-offs, to reduce the amount of non-performing assets.

Non-interest income was $2,086,241 for the year ended June 30, 1997, $2,187,593 for June 30, 1996 and $2,178,580 for June 30, 1995. Generally, the Bank continues to generate an increasing level of non-interest income through service charges and fees for other services. This component totaled $851,725 for the year ended June 30, 1997, $817,162 for the year ended June 30, 1996 and $739,597 for June 30, 1995. The increase in 1997 was primarily due to growth in the deposit accounts and other branch services.

Net securities gains were $259,430, $278,895, and $419,313 for fiscal 1997, 1996 and 1995, respectively. The major reason for the increase in 1995 was that the Company sold some of its available for sale and trading securities, taking advantage of the fluctuation in higher market prices.

Gains on the sale of loans amounted to $201,418 for fiscal 1997 and was a decrease of $50,179 compared to the balance in fiscal 1996. Gains on the sale of loans amounted to $251,597 for fiscal 1996 and was an increase of $90,615 compared to $160,982 for fiscal 1995. The decrease in gain on sales of loans in 1997, compared to 1996, was primarily due to the Bank's reduced volume in underwriting and selling Freddie Mac, Fannie Mae and SBA guaranteed commercial loans. Gains on the sale of loans in fiscal 1996 increased due to increased volume in underwriting Freddie Mac and Fannie Mae loans. The Company's loan sales activity is dependent on market interest rates as well as local competition. The Company receives income from servicing mortgage loans for others that the Bank originated and sold. The outstanding balance of such loans decreased from approximately $39,940,000 at June 30, 1996 to $34,683,000 at June 30, 1997. In addition to loans originated and sold by the Company, during 1993 the Company purchased loan servicing rights from another institution. The balance of the loans serviced under this agreement was approximately $7,826,000 and $9,676,000 at June 30, 1997 and 1996, respectively. Fees for servicing loans were $275,496 for the year ended June 30, 1997 versus $302,261 and $306,220 for the years ended June 30, 1996 and 1995, respectively.

Total non-interest expense for the Company was $9,718,337 for fiscal 1997, $9,536,288 for fiscal 1996, and $9,093,247 for fiscal 1995. The increase in non-interest expense of $182,049 for fiscal 1997 compared to 1996 was due, in part, to the following items: (I) occupancy expense increased by $26,459 due to the expenses associated with the opening of the new Auburn retail branch, (II) equipment expense increased by $30,500 due to the depreciation expense associated with the new Auburn branch equipment as well as general maintenance costs, and (III) FDIC deposit insurance increased by $236,209 primarily due to the SAIF assessment described above. The non-interest expense increases above were offset by the reduction of $72,752 in compensation expense due to the Company restructuring its internal departments.

Other operating expenses decreased by $38,367 in fiscal 1997 compared to 1996 primarily due to the following: a decrease of $8,000 in business insurances and computer services due to the savings in merging the two subsidiary banks, a decrease of $78,000 in other real estate owned and the provision for other real estate owned expenses, a decrease of $9,000 in telephone expenses due to the Company's telephone network system, a decrease of $27,000 in travel & meeting expenses, and a decrease of $31,000 in correspondent banking fees due to the merger of the subsidiary banks, and decreases in the Company's other general business expenses. These decreases in other expenses were primarily offset by the following increases: an increase of $49,000 due to hiring third party consultants for marketing and compliance, an increase of $22,000 in supplies expense, and an increase of $109,000 in advertising expense to continue the Company's strategy in increasing market exposure.

The increase in non-interest expense of $443,041 for fiscal 1996 compared to 1995 was due, in part, to the following items: (I) compensation expenses increased by $174,456 as the result of the additional employees from the Key Bank branch acquisition, general growth in the Company, as well as annual salary increases and other benefits expenses, (II) occupancy expense increased by $109,200 due to the expense associated with the branches acquired from Key Bank and general maintenance on existing locations, and (III) equipment expense increased by $77,435 due to depreciation on new assets, as well as increased maintenance costs from new assets acquired and the equipment acquired from Key Bank. The non-interest expense increases above were offset by the reduction of $199,000 in deposit insurance expense due to the FDIC reducing its BIF deposit insurance assessment from $.23 per $100 of deposits to an annual fee of $2,000.

Other operating expenses increased by $280,448 in fiscal 1996 compared to 1995 due primarily to the following: an increase of $46,000 in computer servicing expense due to the merger of the two subsidiary banks and increased ATM services, an increase of $54,000 in collection expense due to non-performing loans, an increase of $13,000 in postage expense due to additional customer mailings concerning the merger of the two subsidiary banks, an increase of $74,000 in goodwill expense due to a full years recognition of goodwill from the acquisition of the Key Bank branches, an increase of $94,000 due to the write-down on equity securities to current market values, a one time expense of $166,000 due to direct expenses associated with the merger and name change of the two subsidiary banks, and increases due to normal business growth. These increases in other expenses were offset by the following reductions: a decrease of $41,000 in supplies expense due to savings from bulk orders, a decrease of $60,000 in telephone expense due to the Company's new telephone network system, a decrease of $24,000 in other real estate owned and the provision for other real estate owned expenses, and a $41,000 decrease in the Company's other general business expenses.


MARKET RISKS
------------

The Company's success is largely dependent upon its ability to manage interest rate risk. Interest rate risk can be defined as the exposure of the Company's net interest income to adverse movements in interest rates. Although the Company manages other risks, as in credit and liquidity risk, in the normal course of its business, management considers interest rate risk to be its most significant market risk and could potentially have the largest material effect on the Company's financial condition and results of operations. Because the Company's portfolio of trading assets is immaterial, the Company is not exposed to significant market risk from trading activities. The Company does not currently use derivatives to manage market and interest rate risks.

The Company's interest rate risk management is the responsibility of the Asset/Liability Management Committee (ALCO), which reports to the Board of Directors. ALCO establishes policies that monitors and coordinates the Company's sources, uses and pricing of funds. The committee is also involved in formulating the economic projections for the Company's budget and strategic plan.

The Company continues to reduce the volatility of its net interest income by managing the relationship of interest-rate sensitive assets to interest-rate sensitive liabilities. To accomplish this, management has undertaken steps to increase the percentage of variable rate assets, as a percentage of its total earning assets. In recent years, the focus has been to originate adjustable rate residential and commercial real estate loans, which reprice or mature more quickly than fixed-rate real estate loans. The Company also originates adjustable-rate consumer loans and commercial business loans. The Company's adjustable-rate loans are primarily tied to published indices, such as the Wall Street Journal prime rate and one year U.S. Treasury Bills.

The Company utilizes a simulation model to analyze net interest income sensitivity to movements in interest rates. The simulation model projects net interest income based on both an immediate rise or fall in interest rates (rate shock) over a twelve and twenty-four month period. The model is based on the actual maturity and repricing characteristics of interest-rate sensitive assets and liabilities. The model incorporates assumptions regarding the impact of changing interest rates on the prepayment rate of certain assets and liabilities. The assumptions are based on the Company's historical prepayment speeds on assets and liabilities when interest rates increase or decrease by 200 basis points or greater. The model factors in projections for anticipated activity levels by product lines offered by the Company. The simulation model also takes into account the Company's increased ability to control the rates on deposit products than over adjustable-rate loans tied to published indices.

Based on the information and assumptions in effect at June 30, 1997, management believes that a 200 basis point rate shock over a twelve month period, up or down, would not significantly affect the Company's annualized net interest income.

The table below represents in tabular form contractual balances of the Company's on balance sheet financial instruments in U.S. dollars at the expected maturity dates as well as the fair value of those on balance sheet financial instruments for the period ended June 30, 1997. The expected maturity categories take into consideration historical prepayment speeds as well as actual amortization of principal and does not take into consideration reinvestment of cash. Principal prepayments are the amounts of principal reduction, over and above normal amortization, that the Company has experienced in the past twenty four months. The Company's assets and liabilities that do not have a stated maturity date, as in cash equivalents and certain deposits, are considered to be long term in nature by the Company and are reported in the thereafter column. The Company does not consider these financial instruments materially sensitive to interest rate fluctuations and historically the balances have remained fairly constant over various economic conditions. The weighted average interest rates for the various assets and liabilities presented are actual as of June 30, 1997.

The fair value of cash, interest bearing deposits at other banks, and interest receivable approximate their book values due to their short maturities. The fair value of available for sale securities are based on bid quotations from security dealers or on bid prices published in financial newspapers. FHLB stock does not have a market and the fair value is unknown. The fair value of loans are estimated in portfolios with similar financial characteristics and takes into consideration discounted cash flows through the estimated maturity or repricing dates using estimated market discount rates that reflect credit risk. The fair value of loans held for sale is based on bid quotations from loan dealers. The fair value of demand deposits, NOW, money market, and savings accounts is the amount payable upon demand. The fair value of time deposits is based upon the discounted value of contractual cash flows, which is estimated using current rates offered for deposits of similar remaining terms. The fair value of repurchase agreements approximate the carrying value due to their short maturity. The fair value of FHLB borrowings is estimated by discounting the cash flows through maturity or the next repricing date based on current rates offered by the FHLB for borrowings with similar maturities. The fair value of the note payable approximates the carrying value due to the note payable's interest rate approximating market rates. The Company has reviewed and analyzed the impact of Cushnoc's financial instruments on the Company's market risk. The Company's analysis concludes that Cushnoc's financial instruments have no material effect on the Company's market risk and that the carrying value of their financial instruments approximates fair value. Based on these results the following market risk table has not been restated to include Cushnoc's financial instruments.


Market Risk
6/30/97
(In Thousands)

                                                                            Expected Maturity Date
                                              ------------------------------------------------------------------------------------
                                              6/30/98   6/30/99   6/30/00   6/30/01   6/30/02   Thereafter    Total    Fair Value
                                              -------   -------   -------   -------   -------   ----------   -------   -----------

Financial Assets:
Cash                                          $    --   $    --   $    --   $    --   $    --    $  5,152    $ 5,152    $ 5,152
  Weighted Average Interest Rate                   --        --        --        --        --          --         --
Interest Bearning Deposits at other Banks
  Variable Rate                                    --        --        --        --        --      10,509     10,509     10,509
  Weighted Average Interest Rate                   --        --        --        --        --       5.77%      5.77%
Available for Sale Securities
  US Government Treasuries & Agencies
    Fixed Rate                                    249        --        --       250        --       1,000      1,499      1,455
    Weighted Average Interest Rate              5.35%        --        --     5.40%        --       7.18%      6.57%
  Corporate Bonds
    Fixed Rate                                     --        --        --        --        --         149        149        143
    Weighted Average Interest Rate                 --        --        --        --        --       5.95%      5.95%
  Mortgage Backed Securities
    Fixed Rate                                  1,742     1,917     2,110     2,320     2,553      14,416     25,058     24,648
    Weighted Average Interest Rate              7.15%     7.15%     7.15%     7.15%     7.15%       7.15%      7.15%
  Equity Securities                               897        --        --        --        --          --        897        851
    Dividend Yield                              3.82%        --        --        --        --          --      3.82%
FHLB Stock                                         --        --        --        --        --       3,950      3,950      3,950(1)
  Weighted Average Interest Rate                   --        --        --        --        --       6.50%      6.50%
Loans Held For Sale
  Fixed Rate                                      240        --        --        --        --          --        240        242
  Weighted Average Interest Rate                8.19%        --        --        --        --          --      8.19%
Loans
  Residential Mortgages
    Fixed Rate                                  9,211     9,263    10,165    11,139    12,225      12,497     64,500     65,950
    Weighted Average Interest Rate              8.80%     8.94%     8.93%     8.93%     8.93%       8.92%      8.91%
    Variable Rate                              10,144    10,624    11,760    12,537    13,420      13,205     71,690     71,402
    Weighted Average Interest Rate              8.89%     8.82%     8.82%     8.78%     8.74%       8.71%      8.79%


  Commercial Real Estate
    Fixed Rate                                    605       711       746     1,087     1,082         933      5,164      4,705
    Weighted Average Interest Rate              9.35%     9.40%     9.17%     9.20%     9.19%       9.09%      9.22%
    Variable Rate                               5,810     4,409     5,640     5,041     5,220       7,664     33,784     32,982
    Weighted Average Interest Rate             10.03%    10.10%    10.14%    10.15%    10.12%      10.12%     10.11%
  Commercial
    Fixed Rate                                  1,315       644     1,020     1,013       193          28      4,213      4,060
    Weighted Average Interest Rate             11.05%     9.93%    10.23%    10.13%     9.24%       8.67%     10.37%
    Variable Rate                               4,400     2,022     1,173     1,653     1,311       1,690     12,249     11,896
    Weighted Average Interest Rate              9.81%     9.91%    10.51%    10.46%    10.53%      10.72%     10.18%
  Consumer
    Fixed Rate                                  1,911     2,209     2,447     2,845     1,351       2,822     13,585     13,016
    Weighted Average Interest Rate             10.25%    10.39%    10.23%     9.63%    11.18%      11.15%     10.42%
    Variable Rate                                 254       132       216       137       142         290      1,171      1,154
    Weighted Average Interest Rate              9.51%     8.56%     8.75%     8.46%     8.57%       8.89%      8.87%
Interest Receivable                             1,480        --        --        --        --          --      1,480      1,480
    Weighted Average Interest Rate                 --        --        --        --        --          --         --

Finanical Liabilities:
Deposits (with no stated maturity)
  Demand Deposits                                  --        --        --        --        --      12,056     12,056     12,056
    Weighted Average Interest Rate                 --        --        --        --        --          --         --
  NOW                                              --        --        --        --        --      11,429     11,429     11,429
    Weighted Average Interest Rate                 --        --        --        --        --       1.26%      1.26%
  Money Market                                     --        --        --        --        --      12,318     12,318     12,318
    Weighted Average Interest Rate                 --        --        --        --        --       3.44%      3.44%
  Regular Savings                                  --        --        --        --        --      20,389     20,389     20,389
    Weighted Average Interest Rate                 --        --        --        --        --       2.60%      2.60%
Time Deposits
    Fixed Rate                                 69,621    15,259     5,088     2,451     4,670          10     97,099     97,591
    Weighted Average Interest Rate              6.55%     5.89%     6.35%     6.20%     6.44%       5.00%      6.42%
    Variable Rate                                 759       361        --        --        --          --      1,120      1,120
    Weighted Average Interest Rate              5.01%     5.06%        --        --        --          --      5.03%
Repurchase Agreements
    Fixed Rate                                    616        --        --        --        --          --        616        616
    Weighted Average Interest Rate              5.18%        --        --        --        --          --      5.18%
    Variable Rate                               4,483        --        --        --        --          --      4,483      4,483
    Weighted Average Interest Rate              4.12%        --        --        --        --          --      4.12%
FHLB Advances
    Fixed Rate                                 53,408    15,606     3,000       273     1,442       4,264     77,993     77,987
    Weighted Average Interest Rate              5.71%     5.72%     6.27%     6.40%     6.30%       6.58%      5.80%
    Variable Rate                               1,000        --        --        --        --          --      1,000      1,003
    Weighted Average Interest Rate              6.20%        --        --        --        --          --      6.20%
Notes Payable
    Fixed Rate                                    306       306       306       306        75          --      1,299      1,299
    Weighted Average Interest Rate              8.00%     8.00%     8.00%     8.00%     8.00%          --      8.00%

<1>   FHLB stock does not have a market; therefore, its fair value is unknown.

IMPACT OF INFLATION
-------------------

The consolidated financial statements and related notes herein have been presented in terms of historic dollars without considering changes in the relative purchasing power of money over time due to inflation.

Unlike many industrial companies, substantially all of the assets and virtually all of the liabilities of the Company are monetary in nature. As a result, interest rates have a more significant impact on the Company's performance than the general level of inflation. Over short periods of time, interest rates may not necessarily move in the same direction or in the same magnitude as inflation.


RECENT ACCOUNTING DEVELOPMENTS
------------------------------

In February, 1997, FASB issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("Statement 128"). Statement 128 supersedes APB Opinion No. 15,"Earnings Per Share" (APB 15) and specifies the computation, presentation, and disclosure requirements for earnings per share (EPS) for entities with publicly held common stock or potential common stock. It replaces the presentation of primary EPS with a presentation of basic EPS and fully diluted EPS with diluted EPS. Statement 128 is effective for financial statements for both interim and annual periods ending after December 15, 1997. Earlier application is not permitted. After adoption, all prior period EPS data presented shall be restated to conform with Statement 128. Management has not determined the impact of Statement 128.

In February 1997, FASB issued Statement of Financial Accounting Standards No. 129, "Disclosure of Information about Capital Structure"("Statement 129"). This Statement was issued in connection with Statement 128,"Earnings Per Share". It is not expected that the issuance of Statement 129 will require significant revision of prior disclosures since the Statement lists required disclosures that had been included in a number of previously existing separate statements and opinions. Statement 129 is effective for financial statements for periods ending after December 15, 1997. Management does not expect the requirements of Statement 129 to have a material impact on capital disclosures.

In June 1997, FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("Statement 130"). Statement 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. This Statement requires all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed in equal prominence with the other financial statements. It requires that an enterprise display an amount representing total comprehensive income for each period. It does not require per share amounts of comprehensive income to be disclosed. Statement 130 is effective for both interim and annual periods after December 15, 1997. Earlier application is permitted. Comparative financial statements provided for earlier periods are required to be reclassified to reflect the provisions of this statement. Management has not determined the impact of the adoption of Statement No. 130.

In June of 1997, FASB issued Statement of Financial Accounting Standards No. 131,"Disclosures about Segments of an Enterprise and Related Information", ("Statement 131"). Statement 131 establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. Statement 131 is effective for financial statements for periods beginning after December 15, 1997. Earlier application is encouraged. In the initial year of application, comparative information for earlier years is to be restated, unless it is impracticable to do so. Management has not determined the impact of the adoption of Statement 131.


FORWARD-LOOKING STATEMENTS
--------------------------

Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology; such as "may", "will", "believe", "expect", "estimate", "anticipate", "continue", or similar terms or variations on those terms, or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, the financial securities markets, and the availability of and the costs associated with sources of liquidity.


                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Northeast Bancorp and Subsidiary


We have audited the supplemental consolidated statements of financial condition of Northeast Bancorp and Subsidiary (formed as a result of the consolidation of Northeast Bancorp and Subsidiary and Cushnoc Bank and Trust Company) as of June 30, 1997 and 1996, and the related supplemental consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended June 30, 1997. The supplemental consolidated financial statements give retroactive effect to the merger of Northeast Bancorp and Subsidiary and Cushnoc Bank and Trust Company on October 24, 1997, which has been accounted for using the pooling of interests method as described in the notes to the supplemental consolidated financial statements. These supplemental consolidated financial statements are the responsibility of the Northeast Bancorp's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits. We did not audit the financial statements of Cushnoc Bank and Trust Company, for the years ended December 31, 1996, 1995 and 1994, which statements reflect total assets constituting 7.8% for 1997 and 9.2% for 1996 of the related supplemental consolidated financial statement totals, and which reflect interest income constituting 8.7%, 10.5% and 10.7% of the related supplemental consolidated financial statement totals for the years ended June 30, 1997, 1996 and 1995, respectively. Those statements were audited by other auditors whose reports have been furnished to us, and in our opinion, insofar as it relates to data included for Cushnoc Bank and Trust Company, is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Northeast Bancorp and Subsidiary as of June 30, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 1997, after giving retroactive effect to the merger of Cushnoc Bank and Trust Company, as described in the notes to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles.



Portland, Maine                                            Baker Newman & Noyes
August 6, 1997                                        Limited Liability Company


                        NORTHEAST BANCORP AND SUBSIDIARY

          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                             June 30, 1997 and 1996

                                     ASSETS

                                                                            1997            1996
                                                                        ------------    ------------

Cash and due from banks                                                 $  6,112,425    $  4,184,082
Interest bearing deposits                                                    443,021         650,430
Federal Home Loan Bank overnight deposits                                 12,218,898       9,039,435
                                                                        ----------------------------

                                                                          18,774,344      13,873,947

Trading account securities, at market value                                   25,000         197,621
Available for sale securities, at market value (notes 2, 8 and 10)        28,810,625      31,381,884
Loans held for sale (note 3)                                                 240,000         448,475
Loans receivable (notes 4 and 8):
  Mortgage loans:
    Residential real estate                                              139,633,099     115,825,574
    Construction loans                                                     3,673,584       5,208,806
    Commercial real estate                                                46,443,071      37,518,049
                                                                        ----------------------------



                                                                         189,749,754     158,552,429
  Less:
    Undisbursed portion of construction loans                              1,076,936       2,243,814
    Net deferred loan origination fees                                       203,819         354,212
                                                                        ----------------------------

      Total mortgage loans                                               188,468,999     155,954,403

  Commercial loans                                                        19,421,552      16,762,592
  Consumer and other loans                                                14,791,583      14,492,485
                                                                        ----------------------------

                                                                         222,682,134     187,209,480
  Less allowance for loan losses                                           2,741,809       2,760,872
                                                                        ----------------------------

      Net loans                                                          219,940,325     184,448,608

Premises and equipment - net (note 5)                                      4,774,561       4,443,313
Other real estate owned - net (note 6)                                       563,207         584,626
Real estate held for investment - net of an allowance for losses of
 $100,000 at June 30, 1997 and $0 at June 30, 1996                           361,654         459,820
Accrued interest receivable - loans                                        1,344,360       1,223,179
Accrued interest receivable - investments                                    295,733         290,918
Federal Home Loan Bank stock, at cost (note 8)                             4,121,000       2,758,300
Goodwill, net of accumulated amortization of $1,236,433 in 1997 and
 $940,059 in 1996 (note 16)                                                2,220,289       2,557,913
Other assets (note 15)                                                     2,606,333       2,113,399
                                                                        ----------------------------

                                                                        $284,077,431    $244,782,003
                                                                        ============================


                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                            1997            1996
                                                                        ------------    ------------

Liabilities:
  Deposits (note 7):
    Demand                                                              $ 13,784,339    $ 13,061,841
    NOW                                                                   14,368,105      16,242,694
    Money market                                                          15,236,189      15,306,742
    Regular savings                                                       22,483,976      23,493,853
    Brokered deposits                                                      7,185,566       5,647,138
    Certificates of deposit under $100,000                                81,154,696      73,455,278
    Certificates of deposit $100,000 or more                              18,708,415      17,647,697
                                                                        ----------------------------

      Total deposits                                                     172,921,286     164,855,243




  FHLB Borrowings (note 8)                                                80,494,471      52,637,477
  Notes payable (note 9)                                                   1,298,611       1,502,192
  Securities sold under repurchase agreements (notes 2 and 10)             5,098,622       3,762,966
  Other liabilities                                                        2,168,861       1,660,558
                                                                        ----------------------------

      Total liabilities                                                  261,981,851     224,418,436

Commitments and contingent liabilities (notes 9, 16, 17 and 18)

Stockholders' equity (notes 11, 12, 13 and 17):
  Series A cumulative convertible preferred stock; $1 par value,
   1,000,000 shares authorized; 45,454 shares issued and outstanding         999,988         999,988
  Series B cumulative convertible preferred stock; $1 par value,
   1,000,000 shares authorized; 71,428 shares issued and outstanding         999,992         999,992
  Common stock, $1 par value, 3,000,000 shares authorized; 1,462,909 and 1,421,950 shares issued at June 30, 1997 and 1996,
   respectively; 1,462,909 and 1,417,850 shares outstanding in 1997
   and 1996, respectively                                                  1,462,909       1,421,950
  Additional paid-in capital                                               7,699,882       7,516,227
  Retained earnings                                                       11,266,984      10,315,041
  Net unrealized losses on available for sale securities (note 2)           (334,175)       (837,354)
  Treasury stock at cost, 4,100 shares at June 30, 1996                           --         (52,277)
                                                                        ----------------------------

      Total stockholders' equity                                          22,095,580      20,363,567
                                                                        ----------------------------


                                                                        $284,077,431    $244,782,003
                                                                        ============================


See accompanying notes.


                        NORTHEAST BANCORP AND SUBSIDIARY

                 SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME

                   Years Ended June 30, 1997, 1996, and 1995


                                                                    1997            1996            1995
                                                                ------------    ------------    ------------

Interest and dividend income:
  Interest on loans                                             $ 18,973,560    $ 17,854,789    $ 16,962,956
  Interest on Federal Home Loan Bank overnight deposits              429,531         707,262         446,753
  Interest on investments held to maturity, excluding
   mortgage backed securities                                             --              --          75,691
  Interest and dividends on available for sale securities            234,242         193,275         136,914
  Interest on mortgage backed securities                           2,043,331       1,166,148       1,103,126


  Dividends on Federal Home Loan Bank stock                          227,360         155,256         198,006
  Other interest income                                               27,697          28,409          30,040
                                                                --------------------------------------------

      Total interest income                                       21,935,721      20,105,139      18,953,486

Interest expense:
  Deposits (note 7)                                                7,103,375       7,348,202       6,187,961
  Repurchase agreements                                              199,453         166,210          84,921
  Borrowed funds                                                   3,988,060       2,572,497       2,568,432
                                                                --------------------------------------------

      Total interest expense                                      11,290,888      10,086,909       8,841,314
                                                                --------------------------------------------

      Net interest income before provision for loan losses        10,644,833      10,018,230      10,112,172

Provision for loan losses (note 4)                                   614,427         638,860         690,634
                                                                --------------------------------------------

      Net interest income after provision for loan losses         10,030,406       9,379,370       9,421,538

Noninterest income:
  Fees and service charges on loans                                  194,020         201,504         204,990
  Fees for other services to customers                               657,705         615,658         534,608
  Net securities gains (note 2)                                      171,080         231,344          49,045
  Gain on trading securities                                          88,350          47,551         370,268
  Gain on sales of loans (note 3)                                    201,418         251,597         160,982
  Loan servicing fees                                                275,496         302,261         306,220
  Other income                                                       498,172         537,678         552,468
                                                                --------------------------------------------

      Total noninterest income                                     2,086,241       2,187,593       2,178,581


                        NORTHEAST BANCORP AND SUBSIDIARY

                 SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME
                                  (CONTINUED)

                   Years Ended June 30, 1997, 1996, and 1995


                                                                    1997            1996            1995
                                                                ------------    ------------    ------------

Noninterest expense:
  Salaries and employee benefits (note 17)                      $  4,614,802    $  4,687,554    $  4,513,098
  Occupancy expense (note 5)                                         783,434         756,975         647,073
  Equipment expense (note 5)                                         893,605         863,105         785,670
  FDIC insurance expense (note 11)                                   390,494         154,285         353,485
  Other (notes 2 and 14)                                           3,036,002       3,074,369       2,793,921
                                                                --------------------------------------------


      Total noninterest expense                                    9,718,337       9,536,288       9,093,247
                                                                --------------------------------------------

Income before income taxes                                         2,398,310       2,030,675       2,506,872

Income tax expense (note 15)                                         908,565         737,826         877,758
                                                                --------------------------------------------

      Net income                                                $  1,489,745    $  1,292,849    $  1,629,114
                                                                ============================================


Net income per common share (notes 12 and 17):
  Primary earnings per share                                              .89             .79            1.05
  Fully diluted earnings per share                                        .85             .76             .99


See accompanying notes.


                        NORTHEAST BANCORP AND SUBSIDIARY

                      SUPPLEMENTAL CONSOLIDATED STATEMENTS
                       OF CHANGES IN STOCKHOLDERS' EQUITY

                    Years Ended June 30, 1997, 1996 and 1995


                                                                                                      Net Unrealized
                                                                  Additional                             Losses on
                                     Preferred Stock    Common     Paid-in    Treasury    Retained     Available for
                                     Series A and B     Stock      Capital      Stock     Earnings    Sale Securities     Total
                                     ---------------  ----------  ----------  ---------  -----------  ---------------  ------------

Balance at June 30, 1994               $ 1,999,980    $  735,340  $6,701,343  $     --   $ 8,730,886    $ (438,023)    $ 17,729,526

  Net income                                    --            --          --        --     1,629,114            --        1,629,114
  Decrease in net unrealized losses
   on available for sale securities             --            --          --        --            --       342,516          342,516
  Issuance of common stock                      --           102       2,091        --            --            --            2,193
  Dividends on preferred stock                  --            --          --        --      (140,000)           --         (140,000)
  Dividends on common stock at $.32
   per share                                    --            --          --        --      (175,175)           --         (175,175)
                                       --------------------------------------------------------------------------------------------

Balance at June 30, 1995                 1,999,980       735,442   6,703,434        --    10,044,825       (95,507)      19,388,174

  Net income                                    --            --          --        --     1,292,849            --        1,292,849
  Common stock - warrants exercised             --        50,000     650,000        --            --            --          700,000
  Stock split in the form of a
   dividend                                     --       597,743          --        --      (597,743)           --               --
  Increase in net unrealized losses
   on available for sale securities             --            --          --        --            --      (741,847)        (741,847)
  Treasury stock purchased                      --            --          --   (52,277)           --            --          (52,277)

  Issuance of common stock                      --           765      10,793        --            --            --           11,558
  Stock options exercised                       --        38,000     152,000        --            --            --          190,000
  Dividends on preferred stock                  --            --          --        --      (139,999)           --         (139,999)
  Dividends on common stock at $.32
   per share                                    --            --          --        --      (284,891)           --         (284,891)
                                       --------------------------------------------------------------------------------------------

Balance at June 30, 1996                 1,999,980     1,421,950   7,516,227   (52,277)   10,315,041      (837,354)      20,363,567

  Net income                                    --            --          --        --     1,489,745            --        1,489,745
  Issuance of common stock through
   exercise of stock options and
   purchase of treasury stock                   --        20,000      83,450   (28,420)           --            --           75,030
  Exercise of stock warrants                    --        19,940      88,005    67,055            --            --          175,000
  Decrease in net unrealized losses
   on available for sale securities             --            --          --        --            --       503,179          503,179
  Treasury stock issued - employee
   stock bonus                                  --            --        (268)   13,642            --            --           13,374
  Issuance of common stock                      --         1,019      12,468        --            --            --           13,487
  Dividends on preferred stock                  --            --          --        --      (139,997)           --         (139,997)
  Dividends on common stock at $.32
   per share                                    --            --          --        --      (397,805)           --         (397,805)
                                       --------------------------------------------------------------------------------------------

Balance at June 30, 1997               $ 1,999,980    $1,462,909  $7,699,882  $     --   $11,266,984    $ (334,175)     $22,095,580
                                       ============================================================================================


See accompanying notes.


                        NORTHEAST BANCORP AND SUBSIDIARY

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                    Years Ended June 30, 1997, 1996 and 1995


                                                                              1997            1996            1995
                                                                          ------------    ------------    ------------

Cash flows from operating activities:
  Net income                                                              $  1,489,745    $  1,292,849    $  1,629,114
  Adjustments to reconcile net income to net cash provided by operating activities:
    Provision for loan losses                                                  614,427         638,860         690,634
    Provision for losses on other real estate owned                             39,000          94,711         107,173
    Provision for losses on real estate held for investment                    100,000              --              --
    Treasury stock bonused to employees                                         13,374              --              --
    Deferred income tax expense (benefit)                                      (72,290)         42,236          93,143
    Depreciation of premises and equipment and other                           665,193         745,638         674,332
    Goodwill amortization                                                      296,374         308,913         235,098
    Net gain on sale of available for sale securities                         (171,080)       (231,344)        (49,045)
    Net gains on sale of loans                                                (201,418)       (251,597)       (160,982)

    Originations of loans held for sale                                     (2,178,115)    (11,585,640)     (4,273,878)
    Proceeds from sale of loans held for sale                                2,430,823      11,781,652       4,325,745
    Net change in trading account securities                                   172,621        (196,246)        171,696
    Other                                                                     (111,206)        (52,288)         (7,326)
    Change in other assets and liabilities:
      Increase in interest receivable                                         (125,996)       (209,848)       (336,129)
      Increase in other assets and liabilities                                (117,869)       (110,294)       (359,451)
                                                                          --------------------------------------------

      Net cash provided by operating activities                              2,843,583       2,267,602       2,740,124

Cash flows from investing activities:
  Proceeds from the sale of available for sale securities                   12,377,154      16,858,706      12,173,773
  Purchase of available for sale securities                                (12,129,135)    (39,604,596)     (2,439,155)
  Proceeds from maturities and principal payments on available for sale
   securities                                                                3,256,713       2,778,278         906,210
  Proceeds from maturities and principal payments on held to maturity
   securities                                                                       --              --       1,645,454
  Purchase of held to maturity securities                                           --              --     (12,399,309)
  Purchases of loans                                                       (25,425,642)             --              --
  Net increase in loans                                                    (10,910,942)        (19,928)    (12,541,411)
  Additions to premises and equipment                                       (1,043,176)       (424,061)     (1,025,057)
  Proceeds from sale of investment in real estate                                   --          24,251         238,189
  Purchase of investment in real estate and improvements                        (6,156)        (40,068)        (13,397)
  Proceeds from sale of other real estate owned                                519,871         681,386         638,156
  (Purchase) sale of Federal Home Loan Bank stock                           (1,362,700)       (506,200)        189,300
  Cash received from acquisition of bank branches                                   --              --      25,547,199
                                                                          --------------------------------------------

      Net cash (used) provided by investing activities                     (34,724,013)    (20,252,232)     12,919,952


                        NORTHEAST BANCORP AND SUBSIDIARY

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (CONTINUED)

                    Years Ended June 30, 1997, 1996 and 1995

                                                                              1997            1996            1995
                                                                          ------------    ------------    ------------

Cash flows from financing activities:
  Net increase (decrease) in deposits                                     $  8,066,043    $ (3,826,275)   $ (2,034,623)
  Net increase in repurchase agreements                                      1,335,656       1,177,579       2,585,387
  Dividends paid                                                              (537,802)       (424,890)       (315,175)
  Treasury stock purchased                                                     (28,420)        (52,277)             --
  Stock options exercised                                                      103,450         190,000              --
  Warrants exercised                                                           175,000         700,000              --
  Issuance of common stock                                                      13,487          11,558           2,193
  Net borrowings (payments) from (to) Federal Home Loan Bank                27,856,994      16,363,190     (10,256,198)
  Principal payments on notes payable                                         (203,581)       (507,899)       (510,115)
                                                                          --------------------------------------------


      Net cash provided (used) by financing activities                      36,780,827      13,630,986     (10,528,531)
                                                                          --------------------------------------------

Net increase (decrease) in cash and cash equivalents                         4,900,397      (4,353,644)      5,131,545

Cash and cash equivalents, beginning of year                                13,873,947      18,227,591      13,096,046
                                                                          --------------------------------------------

Cash and cash equivalents, end of year                                    $ 18,774,344    $ 13,873,947    $ 18,227,591
                                                                          --------------------------------------------

Supplemental schedule of cash flow information:
  Interest paid                                                           $ 11,159,387    $ 10,103,852    $  8,841,647
  Income taxes paid                                                            641,000         919,000         795,000

Supplemental schedule of noncash investing and financing activities:
  Transfer from loans to other real estate owned                          $    538,019    $    387,468    $    987,304
  Transfer from other real estate owned to loans                                    --              --         382,718
  Loans originated to finance the sales of other real estate owned                  --         184,732         399,550
  Transfer of securities into available for sale securities, at fair
   value                                                                            --              --      20,371,960
  Transfer of securities out of held to maturity securities, at
   amortized cost                                                                   --              --     (20,324,699)
  Net change in valuation for unrealized losses on available for sale
   securities                                                                  503,179         741,847        (295,255)
  Net change in deferred taxes for unrealized losses on available for
   sale securities                                                             259,214         382,164        (176,446)


In connection with the acquisition of bank branches in 1995, the Company assumed deposit liabilities (see note 16).


See accompanying notes.


                        NORTHEAST BANCORP AND SUBSIDIARY

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

                          June 30, 1997, 1996 and 1995


1.    Summary of Significant Accounting Policies
      ------------------------------------------

      The accounting and reporting policies of Northeast Bancorp and Subsidiary (the Company) conform to generally accepted accounting principles and general practice within the banking industry.

      Merger
      ------

      All financial information includes the results of Cushnoc Bank and Trust Company for all periods presented prior to the merger on October 24, 1997 (See note 16). The merger was accounted for as a pooling of interests. Cushnoc Bank and Trust Company had a fiscal year based on the twelve months ending December 31. The financial information for Cushnoc Bank and Trust Company has been included using the same fiscal year presentation as Northeast Bancorp, which has a fiscal year based on the twelve months ended June 30. The effect of the different fiscal years is not significant to the supplemental consolidated financial statements. Upon consummation of the merger, Cushnoc Bank and Trust Company was merged into the Company's banking subsidiary, Northeast Bank, F.S.B.

      Business
      --------

      Northeast Bancorp provides a full range of banking services to individual and corporate customers throughout south central and western Maine through its wholly owned subsidiary, Northeast Bank, F.S.B. The bank is subject to competition from other financial institutions. The bank is subject to the regulations of the Federal Deposit Insurance Corporation
      (FDIC) and the Office of Thrift Supervision (OTS) and undergoes periodic examinations by these agencies. Prior to July 1, 1996, the Company conducted business as Bethel Bancorp.

      Basis of Financial Statement Presentation
      -----------------------------------------

      The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the balance sheet and income and expenses for the period. Actual results could differ significantly from those estimates.

      Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and the carrying value of real estate acquired through foreclosure, management obtains independent appraisals for significant properties.

      A substantial portion (86%) of the Company's loans are secured by real estate in the State of Maine. In addition, all of the real estate acquired through foreclosure is located in the same market. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio and the recovery of the carrying amount of real estate acquired through foreclosure are susceptible to changes in market conditions in Maine.

      Principles of Consolidation
      ---------------------------

      The accompanying supplemental consolidated financial statements include the accounts of Northeast Bancorp, a savings and loan holding company, and its wholly-owned subsidiary, Northeast Bank, F.S.B. (including the bank's wholly-owned subsidiary, Northeast Financial Services, Inc.)

      All significant intercompany transactions and balances have been eliminated in consolidation.

      Cash Equivalents
      ----------------

      Cash equivalents consist of cash and due from banks, Federal Home Loan Bank overnight deposits and interest bearing deposits. For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. The Company is required to maintain a certain reserve balance in the form of cash or deposits with the Federal Reserve Bank. At June 30, 1997, the reserve balance was approximately $503,000.

      Investments
      -----------

         Trading Account Securities
         --------------------------

         Trading account securities, consisting of equity securities purchased with the intent to be subsequently sold to provide net securities gains, are carried at market value. Realized and unrealized gains and losses on trading account securities are recognized in the statements of income as they occur. Transactions are accounted for as of the trade date using the specific identification method.

         Available for Sale Securities
         -----------------------------

         Equity securities, and debt securities which may be sold prior to maturity, are classified as available for sale and are carried at market value. Changes in market value, net of applicable income taxes, are reported as a separate component of stockholders' equity. When a decline in market value of a security is considered other than temporary, the loss is charged to other expense in the supplemental consolidated statements of income as a writedown. Premiums and discounts are amortized and accreted over the term of the securities on the level yield method adjusted for prepayments. Gains and losses on the sale of securities are recognized at the time of the sale using the specific identification method.

      Federal Home Loan Bank Stock
      ----------------------------

      Federal Home Loan Bank stock is carried at cost.

      Loans Held for Sale and Mortgage Banking Activities
      ---------------------------------------------------

      Loans originated for sale are specifically identified and carried at the lower of aggregate cost or estimated market value, estimated based on bid quotations from loan dealers.

      Effective July 1, 1996, the Company adopted the provisions of Financial Accounting Standards Board ("FASB") Statement No. 122, Accounting for Mortgage Servicing Rights, an Amendment of FASB Statement No. 65.

      Statement No. 122 requires that the Company recognize as separate assets the rights to service mortgage loans for others, and requires the assessment of capitalized mortgage servicing rights for impairment based on the current fair value of those rights. This assessment includes servicing rights capitalized prior to adoption of Statement No. 122. As required by Statement No. 122, the Company capitalizes mortgage servicing rights at their allocated cost based on the relative fair values upon the sale of the related loans. The impact of adoption of Statement No. 122 was not material to the Company's financial position, liquidity or results of operations.

      Effective January 1, 1997, the Company adopted FASB Statement No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. The impact of adoption of Statement No. 125 was not material to the Company's financial position, liquidity or results of operations.

      The Company's mortgage servicing rights asset at June 30, 1997 and 1996 is not material and is included in other assets in the supplemental consolidated statements of financial position.

      Gains and losses on sales of mortgage loans are determined using the specific identification method and recorded as gain on sales of mortgage loans in the supplemental consolidated statements of income. The gains and losses resulting from the sales of loans with servicing retained are adjusted to recognize the present value of future servicing fee income over the estimated lives of the related loans.

      Mortgage servicing rights are amortized on an accelerated method over the estimated weighted average life of the loans. Amortization is recorded as a charge against loan servicing fee income. The Company's assumptions with respect to prepayments, which affect the estimated average life of the loans, are adjusted periodically to reflect current circumstances. The Company evaluates the estimated life of its servicing portfolio based on data which is disaggregated to reflect note rate, type and term on the underlying loans.

      Mortgage servicing fees received from investors for servicing their loan portfolios are recorded as loan servicing fees income when received. Loan servicing costs are charged to noninterest expenses when incurred.

      Loans
      -----

      Loans are carried at the principal amounts outstanding plus premiums paid reduced by partial charge-offs and net deferred loan fees. Loan origination fees and certain direct loan origination costs are deferred and recognized in interest income as an adjustment to the loan yield over the life of the related loans. Loans are generally placed on nonaccrual status when they are past due 90 days as to either principal or interest, or when in management's judgment the collectibility of interest or principal of the loan has been significantly impaired. When a loan has been placed on nonaccrual status, previously accrued and uncollected interest is reversed against interest on loans. A loan can be returned to accrual status when collectibility of principal is reasonably assured and the loan has performed for a period of time, generally six months. Loans are classified as impaired when it is probable that the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status and collateral value.

      Allowance for Loan Losses
      -------------------------

      The allowance for loan losses is established through a provision for loan losses charged to operations. Loan losses are charged against the allowance when management believes that the collectibility of the loan principal is unlikely. Recoveries on loans previously charged off are credited to the allowance.

      The allowance is an amount that management believes will be adequate to absorb possible loan losses based on evaluations of collectibility and prior loss experience. The evaluation takes into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, specific problem loans, and current and anticipated economic conditions that may affect the borrowers' ability to repay.

      Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, changing economic conditions and the economic prospects of the borrowers might necessitate future additions to the allowance. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

      Premises and Equipment
      ----------------------

      Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed by the straight-line and accelerated methods over the estimated useful lives of the assets or the term of the lease, if shorter. Maintenance and repairs are charged to current expense as incurred and the cost of major renewals and betterments are capitalized.

      Long-lived assets are evaluated periodically for other-than-temporary impairment. An assessment of recoverability is performed prior to any writedown of the asset. If circumstances suggest that their value may be permanently impaired, then an expense would be charged in the current period.

      Income Taxes
      ------------

      Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

      Other Real Estate Owned
      -----------------------

      Other real estate owned is comprised of (1) properties or other assets acquired through foreclosure proceedings, or acceptance of a deed or title in lieu of foreclosure and (2) other assets repossessed in connection with non-real estate loans. Other real estate owned is carried at the lower of cost or fair value of the collateral less estimated selling expenses. Losses arising from the acquisition of such properties are charged against the allowance for loan losses. Operating expenses and any subsequent provisions to reduce the carrying value are charged to current period earnings. Gains and losses upon disposition are reflected in earnings as realized.

      Real Estate Held for Investment
      -------------------------------

      Real estate properties held for investment are carried at the lower of cost, including costs of improvements and amenities incurred subsequent to acquisition, or fair value. Costs relating to development and improvement of property are capitalized, whereas costs relating to holding property are expensed. The Company recorded an allowance for losses of $100,000 during the year ended June 30, 1997 in accordance with the provisions of FASB Statement No. 121. The provision has been included as a reduction to other income on the statement of income.

      Goodwill
      --------

      Goodwill arising from acquisitions is being amortized on a straight-line basis over ten to fifteen years. Goodwill is reviewed for possible impairment when events or changed circumstances may affect the underlying basis of the asset.

      Advertising Expense
      -------------------

      Advertising costs are expensed as incurred. Advertising costs were approximately $187,000, $78,000 and $83,000, for the years ended June 30, 1997, 1996 and 1995, respectively.

      Reclassification
      ----------------

      Certain prior year accounts and balances in the supplemental consolidated financial statements have been reclassified to conform to the current year presentation.


2.    Available for Sale Securities
      -----------------------------

      A summary of the cost and approximate fair values of available for sale securities at June 30, 1997 and 1996 follows:

                                                                     1997                        1996
                                                           -------------------------   -------------------------
                                                                            Fair                        Fair
                                                              Cost          Value         Cost          Value
                                                           -----------   -----------   -----------   -----------


      Debt securities issued by the U.S. Treasury and
       other U.S. Government corporations and agencies     $ 2,948,527   $ 2,905,402   $ 2,943,161   $ 2,870,740
      Corporate bonds                                          259,749       252,805       260,919       250,278
      Equity securities                                        896,739       850,582       462,167       440,330
      Mortgage-backed securities                            25,211,935    24,801,836    28,984,355    27,820,536
                                                           -----------------------------------------------------

                                                           $29,316,950   $28,810,625   $32,650,602   $31,381,884
                                                           =====================================================


      The gross unrealized gains and unrealized losses on available for sale securities are as follows:

                                                                    1997                      1996
                                                           -----------------------   -----------------------
                                                             Gross        Gross        Gross        Gross
                                                           Unrealized   Unrealized   Unrealized   Unrealized
                                                             Gains        Losses       Gains        Losses
                                                           ----------   ----------   ----------   ----------

      Debt securities issued by the U. S. Treasury and
       other U. S. Government corporations and agencies     $     --     $ 43,125     $     --    $   72,421
      Corporate bonds                                             --        6,944           --        10,641
      Equity securities                                       28,965       75,122        5,321        27,158
      Mortgage-backed securities                              37,503      447,602       17,664     1,181,483
                                                            ------------------------------------------------

                                                            $ 66,468     $572,793     $ 22,985    $1,291,703
                                                            ================================================

      At June 30, 1997, investment securities with a market value of approximately $9,161,000 were pledged as collateral to secure outstanding repurchase agreements.

      At June 30, 1997 and 1996, included in net unrealized losses on available for sale securities as a reduction to stockholders' equity are net unrealized losses of $506,325 and $1,268,718, respectively, net of the deferred tax effect of $172,150 and $431,364, respectively.

      The cost and fair values of available for sale securities at June 30, 1997 by contractual maturity are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                               Fair
                                                                Cost           Value
                                                             -----------    -----------


      Due in one year                                        $   398,829    $   398,829
      Due after one year through five years                    1,403,991      1,396,491
      Due after five years through ten years                     405,456        398,512
      Due after ten years                                      1,000,000        964,375
                                                             --------------------------
                                                               3,208,276      3,158,207

      Mortgage-backed securities (including securities
       with interest rates ranging from 5.15% to 9.0%
       maturing September 2003 to January 2027)               25,211,935     24,801,836
      Equity securities                                          896,739        850,582
                                                             --------------------------

                                                             $29,316,950    $28,810,625
                                                             ==========================

      The realized gains and losses on available for sale securities for the year ended June 30, 1997 were $171,205 and $125, respectively, for the year ended June 30, 1996 were $248,542 and $17,198, respectively, and for the year ended June 30, 1995 were $280,257 and $231,212, respectively.

      Based on management's assessment of available for sale securities, there has been more than a temporary decline in fair value of certain securities. At June 30, 1997, 1996 and 1995, write-downs of available for sale securities were $110,000, $93,819 and $0, respectively, and are included in other expense in the statements of income.

      During 1995, the Company purchased $12,399,000 in securities it classified as held to maturity, since at the time of acquisition Company management had the intention, and the Company had the ability, to hold such securities until maturity. In the last quarter of fiscal 1995, as a result of its planning process and changes in market conditions, Company management determined that it no longer possessed the intent to hold such securities to maturity. Consequently, the Company transferred its entire held to maturity portfolio, with an aggregate cost of $20,325,000 and an aggregate fair value of $20,372,000 (including unrealized gains and losses of $191,000 and $144,000, respectively) to available for sale. The Company subsequently sold selected of the aforementioned securities with an aggregate cost of $11,900,000 and realized gains of $273,000 and realized losses of $225,000. The Company's decision not to hold these securities to maturity does not satisfy the limited criteria of Financial Accounting Standards No. 115 which specifies circumstances in which it is permissible to sell or transfer held to maturity securities. Consequently, the Company will, for the foreseeable future, classify its securities portfolio as available for sale, or trading.


3.    Loans Held for Sale
      -------------------

      A summary of the carrying value and market value of loans held for sale at June 30, 1997 and 1996 follows:

                                    June 30, 1997         June 30, 1996
                                 -------------------   -------------------
                                 Carrying    Market    Carrying    Market
                                  Value      Value      Value      Value
                                 --------   --------   --------   --------

      Real estate mortgages      $240,000   $242,400   $448,475   $452,960
                                 =========================================

      At June 30, 1997 and 1996, gross unrealized gains on loans held for sale were $2,400 and $4,485, respectively, and there were no unrealized losses.


4.    Loans
      -----

      The Company's lending activities are conducted in south central and western Maine. The Company grants single-family and multi-family residential loans, commercial real estate loans, commercial loans and a variety of consumer loans. In addition, the Company grants loans for the construction of residential homes, multi-family properties, commercial real estate properties and for land development. Most loans granted by the Company are collateralized by real estate. The ability and willingness of residential and commercial real estate, commercial and construction loan borrowers to honor their repayment commitments is generally dependent on the health of the real estate economic sector in the borrowers' geographic area and the general economy.

      In the ordinary course of business, the Company has loan transactions with its officers, directors and their associates and affiliated companies ("related parties") at substantially the same terms as those prevailing at the time for comparable transactions with others. Such loans amounted to $2,165,044 and $2,665,284 at June 30, 1997 and 1996,
      respectively. New loans granted to related parties in 1997 totaled $413,169; payments and reductions amounted to $913,409. In 1996, new loans granted to related parties totaled $478,166; payments and reductions amounted to $813,351.

      Activity in the allowance for loan losses was as follows:

                                                          Years Ended June 30,
                                                  ------------------------------------
                                                     1997         1996         1995
                                                  ----------   ----------   ----------

      Balance at beginning of year                $2,760,872   $2,661,246   $2,728,491
      Provision charged to operating expenses        614,427      638,860      690,634
      Loans charged off                             (772,250)    (620,301)    (813,890)
      Recoveries on loans charged off                138,760       81,067       56,011
                                                  ------------------------------------

         Net loans charged off                      (633,490)    (539,234)    (757,879)
                                                  ------------------------------------

      Balance at end of year                      $2,741,809   $2,760,872   $2,661,246
                                                  ====================================

      Commercial and commercial real estate loans with balances greater than $25,000 are considered impaired when it is probable that the Company will not collect all amounts due in accordance with the contractual terms of the loan. Except for certain restructured loans, impaired loans are loans that are on nonaccrual status. Loans that are returned to accrual status are no longer considered to be impaired. Certain loans are exempt from individual impairment evaluation, including large groups of smaller-balance homogenous loans that are collectively evaluated for impairment, such as consumer and residential mortgage loans and commercial loans with balances less than $25,000.

      The 1997 and 1996 allowance for loan losses related to loans that are identified as impaired includes impairment reserves, which are based on discounted cash flows using the loan's effective interest rate, or the fair value of the collateral for collateral-dependent loans, or the observable market price of the impaired loan. When foreclosure is probable, impairment is measured based on the fair value of the collateral. Loans that experience insignificant payment delays (less than 60 days) and insignificant shortfalls in payment amounts (less than 10%) generally are not classified as impaired, as well as, commercial loans with balances less than $25,000. Restructured loans are reported as impaired in the year of restructuring. Thereafter, such loans may be removed from the impaired loan disclosure if the loans were paying a market rate of interest at the time of restructuring and are performing in accordance with their renegotiated terms. A loan is classified as an insubstance foreclosure when the Company has taken possession of the collateral, regardless of whether formal foreclosure proceedings take place.

      At June 30, 1997, total impaired loans were $1,661,698 of which $844,457 had related allowances of $369,474. During the year ended June 30, 1997, the income recognized related to impaired loans was $50,690 and the average balance of outstanding impaired loans was $1,330,983. At June 30, 1996, total impaired loans were $1,530,650 of which $1,063,720 had related allowances of $499,200. During the year ended June 30, 1996, the income recognized related to impaired loans was $87,128 and the average balance of outstanding impaired loans was $1,799,087. The Company recognizes interest on impaired loans on a cash basis when the ability to collect the principal balance is not in doubt; otherwise, cash received is applied to the principal balance of the loan.

      Loans on nonaccrual status, including impaired loans described above, at June 30, 1997 and 1996 totaled approximately $2,881,000 and $3,182,000, respectively. Interest income that would have been recorded under the original terms of such loans, net of interest income actually recognized for the years ended June 30, 1997, 1996 and 1995, totaled approximately $203,000, $251,000 and $277,000, respectively.

      The Company has no material outstanding commitments to lend additional funds to customers whose loans have been placed on nonaccrual status or the terms of which have been modified.

      The Company was servicing for others, mortgage loans originated and sold of approximately $34,683,000, $39,940,000 and $32,560,000 at June 30,
      1997, 1996 and 1995, respectively. In the past, the Company purchased loan servicing rights from another institution. The balance of the loans serviced under this agreement was approximately $7,826,000, $9,676,000 and $12,983,000 at June 30, 1997, 1996 and 1995, respectively.


5.    Premises and Equipment
      ----------------------

      Premises and equipment at June 30, 1997 and 1996 are summarized as follows:

                                                   1997          1996
                                                 ----------    ----------

      Land                                      $1,044,109    $1,044,109
      Buildings                                  2,573,698     2,605,541
      Leasehold and building improvements        1,061,448       690,331
      Furniture, fixtures and equipment          4,180,570     3,658,431
                                                ------------------------

                                                 8,859,825     7,998,412
      Less accumulated depreciation              4,085,264     3,555,099
                                                ------------------------

            Net premises and equipment          $4,774,561    $4,443,313
                                                ========================

      Depreciation and amortization of premises and equipment, included in occupancy and equipment expense, was $660,871, $741,180 and $667,596 for the years ended June 30, 1997, 1996 and 1995, respectively.


6.    Other Real Estate Owned
      -----------------------

      The following table summarizes the composition of other real estate owned at June 30:

                                                                   1997        1996
                                                                 --------    --------

      Real estate properties acquired in settlement of loans     $614,046    $684,626
      Less allowance for losses                                    50,839     100,000
                                                                 --------------------

                                                                 $563,207    $584,626
                                                                 ====================

      Activity in the allowance for losses on other real estate owned was as follows:

                                                              1997        1996        1995
                                                            --------    --------    --------

      Balance at beginning of year                          $100,000    $  5,289    $ 49,405
      Provision for losses on other real estate owned         39,000      94,711     107,173
      Other real estate owned write-downs                    (88,161)         --    (151,289)
                                                            --------------------------------

      Balance at end of year                                $ 50,839    $100,000    $  5,289
                                                            ================================


7.    Deposits
      --------

      Deposits at June 30 are summarized as follows:

                                     Weighted
                                   Average Rate             1997                      1996
                                   at June 30,     ----------------------    ----------------------
                                       1997           Amount      Percent    Amount         Percent
                                   ------------    ------------   -------    ------------   -------

      Demand                          0.00%        $ 13,784,339      8.0%    $ 13,061,841      7.9%
      NOW                             1.46           14,368,105      8.3       16,242,694      9.9
      Money market                    3.37           15,236,189      8.8       15,306,742      9.3
      Regular savings                 2.67           22,483,976     13.0       23,493,853     14.2
      Certificates of deposit:
        1.00 - 3.75%                  1.37              328,940       .2          268,988       .2
        3.76 - 5.75%                  5.35           56,951,216     32.9       58,580,972     35.5
        5.76 - 7.75%                  6.24           49,635,723     28.7       36,782,841     22.3
        7.76 - 9.75%                  8.75              132,798       .1        1,117,312       .7
                                      ------------------------------------------------------------

                                      4.33%        $172,921,286    100.0%    $164,855,243    100.0%
                                      ============================================================

      At June 30, 1997, scheduled maturities of certificates of deposit are as follows:

                              1998           1999           2000          2001          2002       Thereafter
                           -----------    -----------    ----------    ----------    ----------    ----------




         1.00 -   3.75%    $   297,692    $     6,992    $   24,256    $       --    $       --     $     --
         3.76 -   5.75%     49,385,999      6,314,562       742,704       422,665        75,243       10,043
         5.76 -   7.75%     28,006,332     10,192,651     4,813,940     2,028,549     4,594,251           --
         7.76 -   9.75%        131,183          1,615            --            --            --           --

      Interest expense on deposits for the years ended June 30, 1997, 1996 and 1995 is summarized as follows:

                                        1997          1996          1995
                                     ----------    ----------    ----------

      NOW                            $  216,437    $  319,899    $  302,281
      Money market                      536,623       555,919       590,110
      Regular savings                   592,148       642,216       658,995
      Certificates of deposit         5,758,167     5,830,168     4,636,575
                                     --------------------------------------

                                     $7,103,375    $7,348,202    $6,187,961
                                     ======================================


8.    Federal Home Loan Bank Borrowings
      ---------------------------------

      A summary of borrowings from the Federal Home Loan Bank are as follows:

                            June 30, 1997
            -------------------------------------------
             Principal         Interest        Maturity
              Amounts           Rates           Dates
            -----------     -------------      --------

            $55,458,706     4.97% - 6.39%        1998
             15,606,482     5.64% - 6.20%        1999
              3,000,000         6.27%            2000
                273,080         6.40%            2001
              1,441,827     6.21% - 6.49%        2002
                740,762     6.61% - 6.64%        2003
              1,973,614     6.36% - 6.67%        2004
              2,000,000         6.65%            2005
            -----------
            $80,494,471
            ===========

                            June 30, 1996
            -------------------------------------------

             Principal         Interest        Maturity
              Amounts           Rates           Dates
            -----------     -------------      --------

            $31,400,000     5.17% - 8.30%        1997
              5,573,000     4.97% - 6.86%        1998
             14,500,000     5.64% - 6.35%        1999
                325,000         6.40%            2001
                839,477     6.61% - 6.64%        2003
            -----------
            $52,637,477
            ===========

      Mortgages, free of liens, pledges and encumbrances, investment securities not otherwise pledged, and the Company's Federal Home Loan Bank stock equal to at least 200% of the borrowings from that bank have been pledged to secure these borrowings. The Company is required to own stock of the Federal Home Loan Bank of Boston in order to borrow from the Federal Home Loan Bank. One of the Federal Home Loan Bank borrowings held at June 30, 1997 is adjustable and, therefore, the rate is subject to change.


9.    Notes Payable
      -------------

      Notes payable at June 30, 1997 and 1996 primarily consisted of a $2.5 million loan from an unrelated financial institution for the acquisition of a bank. The note is payable in eighteen equal quarterly principal payments of $76,389. Interest is payable monthly at 8%. The Company has pledged Northeast Bank F.S.B. common stock and a $1 million key man life insurance policy as collateral for the loan.

      The loan agreement contains certain covenants which limits capital expenditures of the Company and the amount of nonperforming loans and requires minimum loan loss reserves, capital, return on assets, and the Company is required to obtain approval from the lender before the Company can commit to a merger or consolidation with another entity. At June 30, 1997, the Company complied with these covenants with the exception of the merger and consolidation covenant which was approved by the lender.


10.   Securities Sold Under Repurchase Agreements
      -------------------------------------------

      During 1997 and 1996, the Company sold securities under agreements to repurchase. The weighted average interest rate on repurchase agreements was 4.25% at June 30, 1997 and 1996. These borrowings, which were scheduled to mature within 180 days, were collateralized by FHLMC and GNMA securities with a market value of $9,161,000 and amortized cost of $9,300,000 at June 30, 1997, and a market value of $5,689,000 and amortized cost of $5,875,000 at June 30, 1996. The repurchase agreements averaged $4,566,000 and $3,516,000 during the years ended June 30, 1997 and 1996, respectively. The maximum amount outstanding at any month-end during 1997 and 1996 was $5,214,000 and $4,201,000, respectively.
      Securities sold under these agreements were under the control of the Company during 1997 and 1996.

11.   Regulatory Capital and Other Matters
      ------------------------------------

      The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

      The prompt corrective action regulations define specific capital categories based on an institution's capital ratios. The capital categories, in declining order, are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized."

      Management believes that as of June 30, 1997 and June 30, 1996, the Company meets all capital adequacy requirements to which it is subject.

      As of June 30, 1997, the most recent notification from the OTS categorized the Company as well capitalized. There are no conditions or events since that notification that management believes have changed the Company's category. The following is a summary of the actual capital amounts and ratios, as of June 30, 1997 and June 30, 1996, compared to the OTS minimum bank capital adequacy requirements and their requirements for classification as a well capitalized institution.

                                                                                               For
                                                                         Minimum        Classification As
                                                      Actual        Capital Adequacy     Well Capitalized
                                                  ---------------   -----------------   ------------------
                                                  Amount    Ratio    Amount     Ratio    Amount     Ratio
                                                  -------   -----   ---------   -----   ---------   ------

      (Dollars in Thousands)
      As of June 30, 1997:
      Tangible capital:
        Northeast Bancorp                         $18,180    6.4%   >=$ 4,232   >=1.5%  >=$ 4,232   >= 1.5%
        Northeast Bank                             19,930    7.1%   >=  4,226   >=1.5%  >=  4,226   >= 1.5%

      Core capital:
        Northeast Bancorp                         $18,180    6.4%   >=$ 8,463   >=3.0%  >=$14,106   >= 5.0%
        Northeast Bank                             19,930    7.1%   >=  8,452   >=3.0%  >= 14,087   >= 5.0%

      Risked-based capital (total capital):
        Northeast Bancorp                         $19,491   11.1%   >=$14,022   >=8.0%  >=$17,528   >=10.0%
        Northeast Bank                             21,237   12.2%   >= 13,953   >=8.0%  >= 17,442   >=10.0%



      As of June 30, 1996:
      Tangible capital:
        Northeast Bancorp                         $16,629    6.8%   >=$ 3,642   >=1.5%  >=$ 3,642   >= 1.5%
        Northeast Bank                             17,600    7.3%   >=  3,628   >=1.5%  >=  3,628   >= 1.5%

      Core capital:
        Northeast Bancorp                         $16,629    6.8%   >=$ 7,284   >=3.0%  >=$12,140   >= 5.0%
        Northeast Bank                             17,600    7.3%   >=  7,255   >=3.0%  >= 12,092   >= 5.0%

      Risked-based capital (total capital):
        Northeast Bancorp                         $17,803   12.1%   >=$11,792   >=8.0%  >=$14,741   >=10.0%
        Northeast Bank                             18,774   12.8%   >= 11,716   >=8.0%  >= 14,645   >=10.0%


      The Company is also subject to certain capital requirements established by the FDIC. At June 30, 1997 and June 30, 1996, the Company's capital exceeded the regulatory requirements.

      The Company may not declare or pay a cash dividend on, or repurchase, any of its capital stock if the effect thereof would cause the capital of the Company to be reduced below the capital requirements imposed by the OTS.

      In September of 1996, Congress enacted comprehensive legislation amending the FDIC BIF-SAIF deposit insurance assessments on savings and loan institution deposits. The legislation imposed a one-time assessment on institutions holding SAIF deposits at March 31, 1995. As a result of this legislation, the Company incurred a special assessment of approximately $297,000 during 1997. This assessment is included in FDIC insurance expense in the 1997 supplemental consolidated statement of income.


12.   Earnings Per Share
      ------------------

      Earnings per share have been computed on the basis of the weighted average number of shares of common stock outstanding. The weighted average number of shares outstanding were: 1,517,000, 1,458,000 and 1,415,000 for the years ended June 30, 1997, 1996 and 1995, respectively. Common stock equivalents and potentially dilutive securities were considered in the calculations of weighted average shares outstanding, since their effect was dilutive. Preferred stock dividends have been deducted from net income in the calculation of earnings per share for each of the years.

      In February 1997, the FASB issued Statement No. 128, Earnings Per Share. This Statement requires disclosure of "basic" and "diluted" earnings per share. The Statement is required to be implemented retroactively in the second quarter of fiscal year 1998. Management has not determined the impact of the adoption of Statement No. 128.


13.   Preferred Stock
      ---------------

      The preferred stock, Series A and B, may be converted to common stock on a two to one ratio at the option of the holder and carries voting rights. Dividends are to be paid to the holder of the preferred stock quarterly at a rate equal to interest at prime rate less two percent but in no event less than 7% per annum. The Series B preferred stock was issued with warrants attached for a term of seven years to purchase shares of the Company's common stock at $7 per share. During 1997 25,000 such warrants were exercised for a total of $175,000. At June 30, 1997, there remains outstanding warrants to purchase 108,764 shares of the Company's common stock which expire May 1999.


14.   Other Expenses
      --------------

      Other expenses includes the following for the years ended June 30, 1997, 1996 and 1995:

                                             1997          1996          1995
                                          ----------    ----------    ----------

      Professional fees                   $  398,704    $  350,214    $  343,024
      Insurance                              125,670       133,734       128,523
      Supplies                               263,648       241,403       282,991
      Real estate owned expenses              64,907        87,442        99,272
      Provision for losses on OREO            39,000        94,711       107,173
      Goodwill amortization                  296,374       308,913       235,098
      Write-down on securities               110,000        93,819            --
      Other                                1,737,699     1,764,133     1,597,840
                                          --------------------------------------

                                          $3,036,002    $3,074,369    $2,793,921
                                          ======================================


15.   Income Taxes
      ------------

      The current and deferred components of income tax expense (benefit) were as follows for the years ended June 30, 1997, 1996 and 1995:

                                       1997        1996        1995
                                     --------    --------    --------

      Federal:
        Current                      $942,244    $664,655    $752,258
        Deferred                      (72,290)     42,236      93,143
                                     --------------------------------
                                      869,954     706,891     845,401

      State and local - current        38,611      30,935      32,357
                                     --------------------------------



                                     $908,565    $737,826    $877,758
                                     ================================

      Total income tax expense is different from the amounts computed by applying the U.S. federal income tax rates in effect to income before income taxes. The reasons for these differences are as follows for the years ended June 30, 1997, 1996 and 1995:

                                                                 1997                1996                1995
                                                           -----------------   -----------------   -----------------
                                                                       % Of                % Of                % Of
                                                                      Pretax              Pretax              Pretax
                                                            Amount    Income    Amount    Income    Amount    Income
                                                           --------   ------   --------   ------   --------   ------

      Expected income tax expense at federal tax rate      $815,425   34.0%    $690,430   34.0%    $852,336   34.0%
      State tax, net of federal tax benefit                  25,483    1.1       20,417    1.0       21,562     .9
      Amortization of goodwill                               42,192    1.8       42,192    2.1       34,671    1.4
      Dividend received deduction                            (6,873)   (.3)      (6,903)   (.3)      (5,333)   (.2)
      Low income/rehabilitation credit                      (20,000)   (.8)     (20,000)  (1.0)     (20,000)   (.8)
      Other                                                  52,338    2.1       11,690     .5       (5,478)   (.3)
                                                           --------------------------------------------------------

                                                           $908,565   37.9%    $737,826   36.3%    $877,758   35.0%
                                                           ========================================================

      The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 1997 and 1996 are presented below:

                                                                                   1997          1996
                                                                                ----------    ----------

      Deferred tax assets:
        Loans, principally due to allowance for loan losses                     $  890,000    $  698,000
        Deferred gain on loan sales                                                 67,000        59,000
        Interest on nonperforming loans                                             60,000        77,000
        Difference in tax and financial statement bases of investments             241,000       492,000
        Difference in tax and financial statement amortization of goodwill          73,000        48,000
        Other                                                                       63,000        82,000
                                                                                ------------------------

            Total deferred tax assets                                            1,394,000     1,456,000

      Deferred tax liabilities:
        Loan loss reserve - tax                                                    (73,000)      (61,000)
        Other                                                                      (32,000)      (35,000)
                                                                                ------------------------



            Total deferred tax liabilities                                        (105,000)      (96,000)
                                                                                ------------------------

            Net deferred tax assets, included in other assets                   $1,289,000    $1,360,000
                                                                                ========================

      The Company has sufficient refundable taxes paid in available carryback years to fully realize its recorded deferred tax asset of $1,394,000. Accordingly, no valuation allowance has been recorded at June 30, 1997 and 1996.

      During 1997, as a result of an IRS examination and other factors, the Company's deferred tax asset was increased on a net basis by $116,000, with an offset to current taxes payable.

      In August 1996, the provisions repealing the then current thrift bad debt rules were passed by Congress. The new rules eliminate the 8% of taxable income method for deducting additions to the tax bad debt reserves for all thrifts for tax years beginning after December 31, 1995. These rules also require that all thrift institutions recapture all or a portion of their tax bad debt reserves added since the base year (last taxable year beginning before January 1, 1988). The Company has previously recorded a deferred tax liability equal to the tax bad debt recapture and as such, the new rules will have no effect on net income or federal income tax expense.

      The unrecaptured base year reserves will not be subject to recapture as long as the Company continues to carry on the business of banking. In addition, the balance of the pre-1988 tax bad debt reserves continue to be subject to provisions of present law that require recapture in the case of certain excess distributions to stockholders. For federal income tax purposes, the Company has designated approximately $2,400,000 of net worth as a reserve for tax bad debts on loans. The use of this amount for purposes other than to absorb losses on loans would result in taxable income and financial statement tax expense at the then current tax rate.


16.   Mergers and Acquisitions
      ------------------------

      Merger of Bank
      --------------

      Effective October 24, 1997, the Company issued approximately 188,000 shares of its common stock for all the outstanding common stock of Cushnoc Bank and Trust Company, of Augusta, Maine. The Cushnoc Bank and Trust Company shareholders received 2.089 shares of the Company's common stock for each share of Cushnoc Bank and Trust Company's common stock. The merger qualified as a tax-free reorganization and was accounted for as a pooling of interests. Accordingly, the Company's supplemental consolidated financial statements were restated for all periods prior to the business combination to include the results of operations, financial positions and cash flows of Cushnoc Bank and Trust Company. No adjustments were necessary to conform Cushnoc Bank and Trust Company's methods of accounting to the methods used by the Company. There were no significant intercompany transactions prior to consummation of the merger.

      The results of operations previously reported by the separate companies and the combined amounts presented in the accompanying supplemental consolidated financial statements are summarized below:

                                  Year Ended       Year Ended       Year Ended
                                 June 30, 1997    June 30, 1996    June 30, 1995
                                 -------------    -------------    -------------

      Interest Income:

      Northeast Bancorp           $20,029,140      $17,994,862      $16,922,925
      Cushnoc Bank                  1,906,581        2,110,277        2,030,561
                                  ---------------------------------------------

      Combined                    $21,935,721      $20,105,139      $18,953,486
                                  =============================================

      Net Income (Loss):

      Northeast Bancorp           $ 1,507,103      $ 1,193,420      $ 1,489,381
      Cushnoc Bank                    (17,358)          99,429          139,733
                                  ---------------------------------------------

      Combined                    $ 1,489,745      $ 1,292,849      $ 1,629,114
                                  =============================================

      Acquisition of Bank Branches
      ----------------------------

      During 1995, the Company acquired four branches from Key Bank of Maine. The total deposits assumed were $27,749,000. The premium paid to Key Bank for these deposits was $1,590,228. In addition to the assumed deposits, the Company acquired real estate, buildings and furniture totalling $498,500 and other miscellaneous assets and liabilities which are immaterial. The excess of cost over the net assets acquired is being amortized over 10 years. The acquisition was accounted for using purchase accounting.


17.   Employee Benefit Plans
      ----------------------

      Profit Sharing Plan
      -------------------

      The Company has a profit sharing plan which covers substantially all full-time employees. Contributions and costs are determined as a percent of each covered employee's salary and are at the Board of Directors discretion. Expenses for the profit sharing plan for the years ended June 30, 1997, 1996 and 1995 were $130,000, $99,000 and $76,000, respectively.

      401(k) Plan
      -----------

      The Company offers a contributory 401(k) plan which is available to all full-time salaried and hourly-paid employees who are regularly scheduled to work 1,000 hours or more in a Plan year, have attained age 21, and have completed one year of employment. Employees may contribute between 1% and 15% of their base compensation to which the Company will match 50% up to the first 3% contributed. For the years ended June 30, 1997, 1996 and 1995, the Company contributed approximately $38,300, $36,800 and $30,800, respectively.

      Stock Option Plans
      ------------------

      The Company adopted Stock Option Plans in 1987, 1989 and 1992. Both "incentive stock options" and "nonqualified stock options" may be granted pursuant to the Option Plans. Under the Option Plans, incentive stock options may only be granted at the fair market value to employees of the Company. In the case of nonqualified stock options, which may be granted to employees and nonemployee directors, the difference between the exercise price and the fair market value of the common stock on the date of exercise will be a tax deductible expense to the Company. All options granted under the Option Plans will be required to have an exercise price per share equal to at least the fair market value of the share of common stock on the date the option is granted. Options immediately vest upon being granted. The options are exercisable for a maximum of ten years after the options are granted in the case of all incentive stock options, three years for nonqualified stock options in the 1987 plan and five years for nonqualified stock options in the 1989 and 1992 plans.

      In accordance with the Stock Option Plans, a total of 236,000 shares of unissued common stock are reserved for issuance pursuant to incentive stock options and 60,000 shares of unissued common stock are reserved for issuance pursuant to nonqualified stock options.

      A summary of option activity for the years ended June 30 follows. There was no activity related to the non-qualified plan in 1997, 1996 and 1995, nor were any such options outstanding:

                                                    1997                     1996                    1995
                                            ---------------------    --------------------    ---------------------
                                                        Weighted-               Weighted-                Weighted-
                                                         Average                 Average                  Average
                                                        Exercise                Exercise                 Exercise
                                             Shares       Price      Shares       Price       Shares       Price
                                            --------    ---------    -------    ---------    --------    ---------

      Outstanding at beginning of year       93,000      $ 7.66      136,000     $ 7.05        95,000     $ 5.24
      Granted                                15,000       12.50           --         --        45,000      11.25
      Exercised                             (20,000)       5.17      (38,000)      5.00            --         --
      Forfeited                              (1,000)      12.50       (5,000)     11.25        (4,000)     11.25
                                            --------------------------------------------------------------------

      Outstanding at end of year             87,000      $ 9.02       93,000     $ 7.66       136,000     $ 7.05
                                            ====================================================================

      Options exercisable at year end        87,000      $ 9.02       93,000     $ 7.66       136,000     $ 7.05


      The following table summarizes information about stock options outstanding at June 30, 1997:

                                            Options Outstanding
                           --------------------------------------------------------
                               Number         Weighted-Average
         Range of          Outstanding at        Remaining         Weighted-Average
      Exercise Prices      June 30, 1997      Contractual Life      Exercise Price
      ----------------     --------------     ----------------     ----------------

      $ 5.37 to $ 5.69         37,000            2.0 years              $ 5.52
      $11.25 to $13.63         50,000            8.0                     11.62
                               ------
      $ 5.37 to $13.63         87,000            6.0                      9.02
                               ======

      In October 1995, the FASB issued Statement No. 123, Accounting for Stock-Based Compensation, which became effective on July 1, 1996 for the Company. This Statement establishes a fair value based method of accounting for stock-based compensation plans under which compensation cost is measured at the grant date based on the value of the award and is recognized over the service period.

      The per share weighted average fair value of stock options granted during 1997 was $3.15 on the date of the grants using the Black Scholes option-pricing model as a valuation technique with the following average assumptions: expected dividend yield, 2.21%; risk-free interest rate, 6.45%; expected life, 8 years; and expected volatility, 10.84%.

      Statement No. 123 allows the Company to continue to measure compensation cost for such plans under Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. Under APB Opinion No. 25, no compensation cost is recorded if, at the grant date, the exercise price of the options is equal to the fair market value of the Company's common stock. The Company has elected to continue to follow the accounting under APB Opinion No. 25 and, accordingly, no cost has been recognized for its stock options in the financial statements. Had the Company determined cost based on the fair value at the grant date for its stock options under Statement No. 123, the Company's net income and earnings per share for the year ended June 30, 1997 would have been reduced to the pro forma amounts indicated below.

                                              Earnings Per Share
                               Net        --------------------------
                             Income       Primary      Fully Diluted
                           ----------     -------      --------------

      As reported          $1,489,745     $ 0.89           $ 0.85
      Pro forma            $1,462,953     $ 0.87           $ 0.83

      The pro forma amounts reflect only stock options granted in 1997. Therefore, the full impact of calculating the cost for stock options under Statement No. 123 is not reflected in the pro forma amounts presented above because the cost for options granted prior to July 1, 1995 is not considered under the requirements of Statement No. 123.

      Stock Purchase Plan
      -------------------

      The Company has a stock purchase plan which covers substantially all full-time employees with one year of service. Offerings under the Plan are made quarterly at the market value on the offering termination date. The maximum number of shares which may be granted under the plan is 104,000 shares.


18.   Commitments, Contingent Liabilities and Other Off-Balance-Sheet Risks
      ---------------------------------------------------------------------

      The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the supplemental consolidated statements of financial condition. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

      The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

      Financial instruments with contract amounts which represent credit risk:

                                                              1997          1996
                                                           ----------    -----------

      Commitments to originate loans:
        Residential real estate mortgages                  $2,404,000    $ 5,286,000
        Commercial real estate mortgages, including
         multi-family residential real estate               2,773,000      4,091,000
        Commercial business loans                           1,068,000      1,565,000
                                                           -------------------------

                                                            6,245,000     10,942,000

      Unused lines of credit                                9,999,000      7,213,000
      Standby letters of credit                               491,000        357,000
      Unadvanced portions of construction loans             1,077,000      2,244,000


      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counter party. Collateral held varies but may include accounts receivable, inventory, property, plant, and equipment, and income-producing commercial properties.

      Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are issued to support private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

      Derivative Financial Instruments
      --------------------------------

      The Company has only limited involvement with derivative financial instruments and they are used for trading purposes. The derivative financial instruments used by the Company are covered call and put contracts on its equity securities portfolio. Gains and losses from entering into these types of contracts have been immaterial to the results of operations of the Company. The total value of securities under call and put contracts at any one time is immaterial to the Company's financial position, liquidity, or results of operations.

      Legal Proceedings
      -----------------

      The Company and its subsidiary are parties to litigation and claims arising in the normal course of business. Management believes that the liabilities, if any, arising from such litigation and claims will not be material to the Company's supplemental consolidated financial position.

      Lease Obligations
      -----------------

      The Company leases certain properties and equipment used in operations under terms of operating leases which include renewal options. Rental expense under these leases approximated $246,000, $167,000 and $161,000 for the years ended June 30, 1997, 1996 and 1995, respectively.

      Approximate minimum lease payments over the remaining terms of the leases at June 30, 1997 are as follows:


                  1998                     $  322,000
                  1999                        324,000
                  2000                        162,000

                  2001                        132,000
                  2002                        132,000
                  2003 and after              612,000
                                           ----------
                                           $1,684,000
                                           ==========


19.   Condensed Parent Information
      ----------------------------

      Condensed financial statements for Northeast Bancorp at June 30, 1997 and 1996 and for each of the years in the three year period ended June 30, 1997 are presented below.

      Balance Sheets
      --------------

                                                                       June 30,
                                                              --------------------------
                                                                  1997           1996
                                                              -----------    -----------

      Assets
      ------

      Cash and due from banks                                 $   818,965    $ 1,235,116
      Investment in subsidiary                                 21,029,151     18,768,390
      Premises and equipment, net                                 376,012        625,632
      Goodwill, net                                               815,793        917,766
      Other assets                                                367,118        385,848
                                                              --------------------------

            Total assets                                      $23,407,039    $21,932,752
                                                              ==========================

      Liabilities and Stockholders' Equity
      ------------------------------------

      Note payable                                            $ 1,298,611    $ 1,500,000
      Other liabilities                                            12,848         69,185
                                                              --------------------------

                                                                1,311,459      1,569,185
      Stockholders' equity                                     22,095,580     20,363,567
                                                              --------------------------

            Total liabilities and stockholders' equity        $23,407,039    $21,932,752
                                                              ==========================


      Statements of Income
      --------------------

                                                                           Years Ended June 30,
                                                                  --------------------------------------
                                                                     1997          1996          1995
                                                                  ----------    ----------    ----------

      Income:
        Dividends from banking subsidiary                         $       --    $1,436,000    $       --
        Management fees charged to subsidiary                             --     2,119,992     1,673,179
        Other income                                                  16,232        25,100        30,083
                                                                  --------------------------------------

            Total income                                              16,232     3,581,092     1,703,262

      Expenses:
        Amortization expense                                         101,973       114,513       102,939
        Interest on note payable                                     112,753       176,140       205,869
        Salaries and benefits                                             --     1,326,271     1,318,246
        Occupancy expense                                             65,257       140,065       125,289
        Equipment expense                                                 --       179,977       159,161
        General and administrative expenses                           86,457       422,411       383,980
                                                                  --------------------------------------

            Total expenses                                           366,440     2,359,377     2,295,484
                                                                  --------------------------------------

        Income (loss) before income tax benefit, and equity
         in undistributed net income of subsidiary                  (350,208)    1,221,715      (592,222)

      Income tax benefit                                              82,371        31,771       166,182
                                                                  --------------------------------------

        Income (loss) before equity in undistributed net
         income of subsidiary                                       (267,837)    1,253,486      (426,040)

      Equity in undistributed net income of subsidiary             1,757,582        39,363     2,055,154
                                                                  --------------------------------------

            Net income                                            $1,489,745    $1,292,849    $1,629,114
                                                                  ======================================


      Statements of Cash Flows
      ------------------------

                                                                                 Years Ended June 30,
                                                                        --------------------------------------
                                                                           1997          1996          1995
                                                                        ----------    ----------    ----------

      Cash flows from operating activities:
        Net income                                                      $1,489,745    $1,292,849    $1,629,114

        Adjustments to reconcile net income to net cash provided
         (used) by operations:
          Depreciation and amortization                                    114,775       253,569       208,003
          Treasury stock bonused                                            13,374            --            --
          Undistributed earnings of subsidiary                          (1,757,582)      (39,363)   (2,055,154)
          Decrease (increase) in other assets                               17,467       (72,132)       24,182
          (Decrease) increase in other liabilities                         (56,337)      (70,375)       23,242
                                                                        --------------------------------------

            Net cash (used) provided by operating activities              (178,558)    1,364,548      (170,613)

      Cash flows from investing activities:
        Proceeds from sale of premises and equipment to subsidiary         245,167        24,473            --
        Purchase of premises and equipment                                  (7,086)     (167,217)      (84,439)
                                                                        --------------------------------------

            Net cash provided (used) by investing activities               238,081      (142,744)      (84,439)

      Cash flows from financing activities:
        Principal payments on note payable                                (201,389)     (500,000)     (500,000)
        Stock options exercised                                            103,450       190,000            --
        Proceeds from issuance of common stock                              13,487        11,558         2,193
        Treasury stock purchased                                           (28,420)      (52,277)           --
        Dividends paid to stockholders                                    (537,802)     (424,890)     (315,175)
        Warrants exercised                                                 175,000       700,000            --
                                                                        --------------------------------------

            Net cash flow used by financing activities                    (475,674)      (75,609)     (812,982)
                                                                        --------------------------------------

            Net (decrease) increase in cash                               (416,151)    1,146,195    (1,068,034)

      Cash and cash equivalents, beginning of year                       1,235,116        88,921     1,156,955
                                                                        --------------------------------------

      Cash and cash equivalents, end of year                            $  818,965    $1,235,116    $   88,921
                                                                        ======================================

      Supplemental schedule of cash flow information:
        Interest paid                                                   $  111,490    $  157,959    $  201,126
        Income taxes paid                                                  641,000       919,000       795,000


20.   Fair Value of Financial Instruments
      -----------------------------------

      Fair value estimates, methods, and assumptions are set forth below for the Company's significant financial instruments.

      Cash and Cash Equivalents
      -------------------------

      The fair value of cash, due from banks, interest bearing deposits and FHLB overnight deposits approximates their relative book values, as these financial instruments have short maturities.

      Trading Account Securities and Available for Sale Securities
      ------------------------------------------------------------

      The fair value of investment securities is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. Fair values are calculated based on the value of one unit without regard to any premium or discount that may result from concentrations of ownership of a financial instrument, possible tax ramifications, or estimated transaction costs. If these considerations had been incorporated into the fair value estimates, the aggregate fair value amounts could have changed.

      Federal Home Loan Bank Stock
      ----------------------------

      This financial instrument does not have a market nor is it practical to estimate the fair value without incurring excessive costs.

      Loans
      -----

      Fair values are estimated for portfolios of loans with similar financial characteristics. The fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimates of maturity are based on the Company's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic conditions, lending conditions and the effects of estimated prepayments.

      Fair value for significant non-performing loans is based on estimated cash flows and is discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and historical information.

      The fair value of loans held for sale is estimated based on bid quotations received from loan dealers.

      Management has made estimates of fair value using discount rates that it believes to be reasonable. However, because there is no market for many of these financial instruments, management has no basis to determine whether the fair value presented would be indicative of the value negotiated in an actual sale.

      Accrued Interest Receivable
      ---------------------------

      The fair market value of this financial instrument approximates the book value as this financial instrument has a short maturity. It is the Company's policy to stop accruing interest on loans past due by more than ninety days. Therefore this financial instrument has been adjusted for estimated credit loss.

      Deposits
      --------

      The fair value of deposits with no stated maturity, such as non-interest-bearing demand deposits, savings, NOW accounts and money market accounts, is equal to the amount payable on demand. The fair values of certificates of deposit are based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

      The fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market. If that value was considered, the fair value of the Company's net assets could increase.

      Borrowed Funds, Notes Payable and Repurchase Agreements
      -------------------------------------------------------

      The fair value of the Company's borrowings with the Federal Home Loan Bank is estimated by discounting the cash flows through maturity or the next repricing date based on current rates available to the Company for borrowings with similar maturities. The fair value of the notes payable approximates the carrying value, as the interest rate approximates market rates. The fair value of repurchase agreements approximates the carrying value, as these financial instruments have a short maturity.

      Commitments to Originate Loans
      ------------------------------

      The Company has not estimated the fair value of commitments to originate loans due to their short term nature and their relative immateriality.

      Limitations
      -----------

      Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These values do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

      Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial instruments include the deferred tax asset, premises and equipment, and other real estate owned. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

      The following table presents the estimated fair value of the Company's significant financial instruments at June 30, 1997 and 1996:

                                                        June 30, 1997                   June 30, 1996
                                                 ----------------------------    ----------------------------
                                                   Carrying       Estimated        Carrying       Estimated
                                                    Value         Fair Value        Value         Fair Value
                                                 ------------    ------------    ------------    ------------

      Non-Trading Instruments:
      ------------------------

      Financial assets:
        Cash and cash equivalents                $ 18,774,000    $ 18,774,000    $ 13,874,000    $ 13,874,000
        Available for sale securities              28,811,000      28,811,000      31,382,000      31,382,000
        Loans held for sale                           240,000         242,000         448,000         452,000
        Loans                                     219,940,000     221,266,000     184,449,000     182,877,000
        Interest receivable                         1,640,000       1,640,000       1,514,000       1,514,000

      Financial liabilities:
        Deposits (with no stated maturity)         65,873,000      65,873,000      68,105,000      68,105,000
        Time deposits                             107,049,000     107,541,000      96,750,000      96,667,000
        Borrowed funds                             80,494,000      80,491,000      52,637,000      52,402,000
        Notes payable                               1,299,000       1,299,000       1,502,000       1,502,000
        Repurchase agreements                       5,099,000       5,099,000       3,763,000       3,763,000

      Trading Instruments:

      Financial assets:
        Trading account securities                     25,000            25,000           198,000      198,000



                    Item 8b - Supplementary Financial Data

Northeast Bancorp Consolidated
Distribution of Assets, Liabilities and Net Worth
Interest Rates and Interest Differential
Years Ending June 30, 1997, 1996 and 1995


                                   June 30, 1997                       June 30, 1996                       June 30, 1995
                         ----------------------------------  ----------------------------------  ----------------------------------
                                        Interest    Average                 Interest    Average                 Interest    Average
                           Average       Income/    Yield/     Average       Income/    Yield/     Average       Income/    Yield/
                           Balance       Expense     Rate      Balance       Expense     Rate      Balance       Expense     Rate
                         ------------  -----------  -------  ------------  -----------  -------  ------------  -----------  -------

Assets:

Earning Assets:
  Securities Held to
   Maturity                        --           --    --               --           --     --    $  1,125,696  $    75,691   6.72%


  Securities Available
   for Sale                 4,003,986      234,242  5.85%       3,313,219      193,275   5.83%      2,361,858      136,914   5.80%
  Trading Securities          118,954        7,426  6.24%         162,430        5,474   3.37%        186,757        1,165   0.62%
  Mortgage-backed
   Securities              27,900,959    2,043,330  7.32%      16,187,360    1,166,148   7.20%     15,389,410    1,103,126   7.17%
  FHLB Stock                3,531,428      227,360  6.44%       2,372,362      155,256   6.54%      2,572,716      198,006   7.70%
  Loans (3)               203,933,997   18,973,560  9.30%(3)  187,117,813   17,854,789   9.54%    182,013,854   16,962,956   9.32%
  FHLB Overnight
   Deposits & Other         8,473,570      449,803  5.31%      13,024,645      730,197   5.61%     10,378,721      475,628   4.58%
                         ---------------------------------------------------------------------------------------------------------
Total Earning Assets      247,962,894   21,935,721  8.85%     222,177,829   20,105,139   9.05%    214,029,012   18,953,486   8.86%
                         ---------------------------------------------------------------------------------------------------------

Non-interest Earning
 Assets:
  Cash & Due from Banks     4,181,508                           4,216,722                           4,213,548
  Premise & Equip Net       4,609,543                           4,673,170                           4,509,864
  Other Assets              7,038,721                           7,752,829                           8,334,522
  (Allowance for Loan
   Loss)                   (2,769,141)                         (2,709,526)                         (2,843,496)
                         ------------                        ------------                        ------------
Total Assets             $261,023,525                        $236,111,024                        $228,243,450
                         ============                        ============                        ============


Liabilities & Net Worth:

Interest Bearing
 Liabilities:
  Deposits
    Now                  $ 14,813,590      216,437  1.46%    $ 17,098,811      319,899   1.87%   $ 16,660,804      302,281   1.81%
    Money Market           15,902,113      536,623  3.37%      16,148,909      555,919   3.44%     17,386,158      590,110   3.39%
    Savings                22,141,625      592,148  2.67%      23,848,926      642,216   2.69%     24,727,417      658,995   2.67%
    Time                  100,484,775    5,758,166  5.73%      99,501,845    5,830,168   5.86%     92,708,495    4,636,575   5.00%
                         ---------------------------------------------------------------------------------------------------------
      Total Deposits      153,342,103    7,103,374  4.63%     156,598,491    7,348,202   4.69%    151,482,874    6,187,961   4.08%
  Repurchase Agreements     4,566,385      199,453  4.37%       3,516,283      166,210   4.73%      1,776,296       84,921   4.78%
  Other Borrowed Funds     67,036,999    3,988,060  5.95%      41,341,004    2,572,497   6.22%     44,070,337    2,568,432   5.83%
                         ---------------------------------------------------------------------------------------------------------
Total Interest Bearing
 Liabilities              224,945,487   11,290,887  5.02%     201,455,778   10,086,909   5.01%    197,329,507    8,841,314   4.48%
                         ---------------------------------------------------------------------------------------------------------

Non-interest Bearing
 Liabilities
  Demand                   13,380,027                          11,774,973                          10,417,538
  Other                     1,576,413                           2,398,571                           2,003,946

  Net Worth                21,121,598                          20,481,702                          18,492,459
                         ------------                        ------------                        ------------
Total Liabilities &
 Net Worth               $261,023,525                        $236,111,024                        $228,243,450
                         ============                        ============                        ============

     Net Interest Income               $10,644,834                         $10,018,230                         $10,112,172
                                       ===========                         ===========                         ===========



Interest Rate Spread (1)                            3.83%                                4.04%                               4.38%
Net yield on Interest
 Earning Assets (2)                                 4.29%                                4.51%                               4.72%
Equity to Assets Ratio (4)                          8.09%                                8.67%                               8.10%


<1>   Interest rate spread is the difference between the yield on earning assets and the rates paid on interest-bearing liabilities.
<2>   Net yield on interest earning assets is net interest income divided by average earning assets.
<3>   Non-accruing loans are included in the average of net loans.
<4>   Average equity divided by average assets.

Restated to include Cushnoc Bank & Trust financial information.



Northeast Bancorp Consolidated
Changes in Net Interest Income
Years Ended June 30, 1997 and 1996


                                     June 30, 1997 Compared to June 30, 1996          June 30, 1996 Compared to June 30, 1995
                                  ----------------------------------------------  ------------------------------------------------
                                   Variance   Variance    Variance                 Variance    Variance    Variance
                                     Due       Due to      Due to       Total        Due        Due to      Due to        Total
                                   to Rate     Volume    Rate/Volume   Variance    to Rate      Volume    Rate/Volume   Variance
                                  ---------  ----------  -----------  ----------  ----------  ----------  -----------  -----------

Interest Earning Assets:

Securities Held to Maturity       $      --  $       --    $    --    $       --  $ (75,691)  $ (75,691)   $ 75,691    $  (75,691)
Securities Available for Sale           556      40,296        115        40,967        864      55,149         348        56,361
Trading Securities                    4,666      (1,465)    (1,249)        1,952      5,129        (152)       (668)        4,309
Mortgage-backed Securities           19,336     843,855     13,992       877,183      5,537      57,198         287        63,022
FHLB Stock                           (2,519)     75,853     (1,230)       72,104    (29,638)    (15,420)      2,308       (42,750)
Loans                              (445,769)  1,604,601    (40,061)    1,118,771    404,813     475,668      11,352       891,833
FHLB Overnight Deposits & Other     (38,811)   (255,146)    13,562      (280,395)   106,231     121,255      27,083       254,569
                                  ----------------------------------------------  -----------------------------------------------

Total Income on Earning Assets     (462,541)  2,307,994    (14,871)    1,830,582    417,245     618,007     116,401     1,151,653
                                  ----------------------------------------------  -----------------------------------------------

Interest Bearing Liabilities:

Deposits:
  Now                               (70,073)    (42,754)     9,365      (103,462)     9,423       7,947         248        17,618
  Money Market                      (10,968)     (8,496)       168       (19,296)     8,401     (41,994)       (598)      (34,191)
  Savings                            (4,409)    (45,975)       316       (50,068)     6,877     (23,412)       (244)      (16,779)
  Time                             (128,327)     57,593     (1,267)      (72,001)   795,546     339,752      58,295     1,193,593
                                  ----------------------------------------------  -----------------------------------------------
    Total Deposits                 (213,777)    (39,632)     8,582      (244,827)   820,247     282,293      57,701     1,160,241

Repurchase Agreements               (12,624)     49,637     (3,770)       33,243       (958)     83,185        (938)       81,289
Borrowed funds                     (113,103)  1,598,966    (70,300)    1,415,563    173,901    (159,066)    (10,770)        4,065
                                  ----------------------------------------------  -----------------------------------------------

Total Interest Expense             (339,504)  1,608,971    (65,488)    1,203,979    993,190     206,412      45,993     1,245,595
                                  ----------------------------------------------  -----------------------------------------------


Change in Net interest Income     $(123,037) $  699,023    $50,617    $  626,603  $(575,945)  $ 411,595    $ 70,408    $  (93,942)
                                  ===============================================================================================


This table reflects changes in net interest income attributable to the change in interest rates and the change in the volume of interest-bearing assets and liabilities. Amounts attributable to the change in rate are based upon the change in rate multiplied by the prior year's volume. Amounts attributable to the change in volume are based upon the changes in volume multiplied by the prior year's rate. The combined effect of changes in both volume and rate are calculated by multiplying the change in rate by the change in volume.

Restated to include Cushnoc Bank & Trust financial information.



Northeast Bancorp Consolidated
Maturities and Repricing of Loans
As of June 30, 1997


                                  1 Year        1 to 5        5 to 10       Over 10        Total
                                 or Less         Years         Years         Years         Loans
                               ------------   -----------   -----------   -----------   ------------

Mortgages:
Residential                    $ 60,879,920   $13,231,647   $ 9,961,618   $55,333,687   $139,406,872
Commercial                       28,682,046    12,950,681     3,345,370     1,462,888     46,440,985
Construction                      2,521,648        75,000            --            --      2,596,648

Non-Mortgage Loans:
Commercial                       15,044,102     3,574,499       234,416       593,029     19,446,046
Consumer                          2,062,073     5,589,156     2,385,080     4,755,274     14,791,583
                               ---------------------------------------------------------------------

Total Loans                    $109,189,789   $35,420,983   $15,926,484   $62,144,878   $222,682,134
                               =====================================================================

Loans due after 1 year:
Fixed                          $ 87,734,288
Variable                         25,758,057
                               ------------
Total due after 1 year:        $113,492,345
                               ============

Scheduled repayments are reported in the maturity category in which the payment is due. Demand loans and overdrafts are reported in one year or less. Maturities are based upon contract terms.

Restated to include Cushnoc Bank & Trust financial information.



Northeast Bancorp Consolidated



Securities Available for Sale                 June 30,    June 30,    June 30,
As of June 30,                                  1997        1996        1995
---------------------------------------       --------    --------    --------

Market Value (thousands)

U.S. Government and Agency Obligations        $ 2,905     $ 2,871     $ 2,043

Mortgage-backed Securities                     24,802      27,821       9,506

Other Bonds                                       253         250         288

Equity Securities                                 851         440         470
                                              -------------------------------

Total Securities Available for Sale           $28,811     $31,382     $12,307
                                              ===============================


This table sets forth the market value of securities available for sale at the dates indicated.

Restated to include Cushnoc Bank & Trust financial information.



Northeast Bancorp Consolidated
Investment Maturity


                                             Weighted
Securities Available for Sale                Average     Carrying
As of June 30, 1997                            Rate        Value
--------------------------------------       --------    ---------

Due in one Year                               5.31%       $   399
Due after one year through five years         6.10%         1,396
Due after five years through ten years        6.42%           399

Due after ten years                           7.18%           964
Mortgage-backed securities maturing
 September 2003 to January 2027               7.16%        24,802
                                              -------------------

Total Securities Available for Sale           7.07%       $27,960
                                              ===================

This table sets forth the anticipated maturities of debt securities available for sale and the respective weighted average rates within these ranges.

Restated to include Cushnoc Bank & Trust financial information.



Northeast Bancorp Consolidated
Loan Portfolio
As of June 30,


                                  June 30, 1997       June 30, 1996       June 30, 1995       June 30, 1994       June 30, 1993
                                ------------------  ------------------  ------------------  ------------------  ------------------

                                          Percent             Percent             Percent             Percent             Percent
                                          of Total            of Total            of Total            of Total            of Total
                                 Amount    Loans     Amount    Loans     Amount    Loans     Amount    Loans     Amount    Loans
                                --------  --------  --------  --------  --------  --------  --------  --------  --------  --------

Loan Portfolio (thousands)

Residential Mortgage            $140,315   63.01%   $117,670   62.86%   $121,510   64.71%   $114,570   65.22%   $112,419   68.30%
Consumer & Other                  14,792    6.64%     14,491    7.74%     16,400    8.73%     14,182    8.07%     12,210    7.42%
Commercial Mortgage               48,125   21.61%     38,288   20.45%     34,270   18.25%     32,312   18.39%     27,649   16.80%
Commercial                        19,450    8.74%     16,761    8.95%     15,597    8.31%     14,623    8.32%     12,309    7.48%
                                -------------------------------------------------------------------------------------------------
      Total Loans                222,682  100.00%    187,210  100.00%    187,777  100.00%    175,687  100.00%    164,587  100.00%
                                -------------------------------------------------------------------------------------------------

Less: Allowance for loan
 losses                            2,742               2,761               2,661               2,728               2,360
                                --------            --------            --------            --------            --------

     Net Loans                  $219,940            $184,449            $185,116            $172,959            $162,227
                                ========            ========            ========            ========            ========


This table shows the Company's loan distribution at the end of each of the last five years.

Restated to include Cushnoc Bank & Trust financial information.

Northeast Bancorp Consolidated
Allowance for Loan Losses
As of June 30, 1997


                               June 30, 1997       June 30, 1996       June 30, 1995       June 30, 1994       June 30, 1993
                             -----------------   -----------------   -----------------   -----------------   -----------------
                                      Percent             Percent             Percent             Percent             Percent
                                      of Loans            of Loans            of Loans            of Loans            of Loans
                                      in Each             in Each             in Each             in Each             in Each
                                      Category            Category            Category            Category            Category
                                      to Total            to Total            to Total            to Total            to Total
                             Amount    Loans     Amount    Loans     Amount    Loans     Amount    Loans     Amount    Loans
                             ------   --------   ------   --------   ------   --------   ------   --------   ------   --------

Allowance for Loan Losses
 (thousands)

Real Estate                  $  308    63.01%    $  268    62.86%    $  658    64.71%    $  709    65.22%    $1,357    68.30%
Commercial Mortgage             821    21.61%       799    20.45%       263    18.25%       279    18.39%       285    16.80%
Commercial                      436     8.74%       501     8.95%       137     8.31%       143     8.32%       177     7.48%
Consumer                        159     6.64%       152     7.74%       279     8.73%       272     8.07%       257     7.42%
Unallocated                   1,018     0.00%     1,041     0.00%     1,324     0.00%     1,325     0.00%       284     0.00%
                             ------------------------------------------------------------------------------------------------

     Total                   $2,742   100.00%    $2,761   100.00%    $2,661   100.00%    $2,728   100.00%    $2,360   100.00%
                             ================================================================================================


This table shows how the allowance for loan losses was allocated for the periods indicated.

The allowance for loan losses is established through a provision for loan losses charged to operations. Loan losses are charged against the allowance when management believes that the collectibility of the loan principal is unlikely. Recoveries on loans previously charged off are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb possible loan losses based on evaluations of collectibility and prior loss experience. The evaluation takes into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, specific problem loans, and current and anticipated economic conditions that may affect the borrowers' ability to pay. Management also obtains appraisals when considered necessary.

Restated to include Cushnoc Bank & Trust financial information.


Northeast Bancorp Consolidated
Non-performing Ratios
As of June 30,

                                         June 30,   June 30,   June 30,   June 30,   June 30,
                                           1997       1996       1995       1994       1993
                                         --------   --------   --------   --------   --------

Non-performing loans (thousands)
  Mortgages                               $2,319     $2,786     $2,396     $2,186     $2,308
  Other                                      562        396        261        676        182
                                          --------------------------------------------------

Total non-performing loans                 2,881      3,182      2,657      2,862      2,490

  Other Real Estate Owned                    563        585      1,169      1,994      2,418
                                          --------------------------------------------------

Total non-performing assets               $3,444     $3,767     $3,826     $4,856     $4,908
                                          ==================================================

Total non-performing loans to total
 loans                                      1.29%      1.70%      1.42%      1.63%      1.51%
                                          ==================================================

Total non-performing assets to total
 assets                                     1.21%      1.54%      1.65%      2.29%      2.48%
                                          ==================================================


This table sets forth certain information concerning non-performing loans and assets and the ratios of non-performing loans to total loans and non-performing assets to total assets at the dates indicated.

Non-performing loans are problem loan accounts for which the Company has ceased accrual of interest because the loan is 90 days past due or because collectability is doubtful, whichever is earlier.

Management believes that all loans that are considered potential problems are disclosed in the current non-performing loans table above with the exception of loans internally rated substandard. At June 30, 1997, the Company had approximately $586,000 of loans classified as substandard that could potentially become non-performing due to previous delinquencies or marginal cash flows.

No loans greater than 90 days past due are on accrual status and there are no troubled debt restructurings not disclosed above.

Refer to the financial statement footnotes #1 & #4 for further discussion of the Company's non-performing loan policy and interest income recognition.

Restated to include Cushnoc Bank & Trust financial information.


Northeast Bancorp Consolidated
Summary of Loan Losses Experience (in thousands)
As of June 30,

                                                 June 30,   June 30,   June 30,   June 30,   June 30,
                                                   1997       1996       1995       1994       1993
                                                 --------   --------   --------   --------   --------

Average net loans outstanding,
  During period                                  $200,919   $183,947   $178,736   $167,942   $162,585
                                                 ====================================================

Net loans outstanding,
  End of period                                  $219,940   $184,449   $185,116   $172,959   $162,227
                                                 ====================================================

Allowance for loan losses,
  Beginning of period                            $  2,761   $  2,661   $  2,728   $  2,360   $  1,780

Loans charged off:
  Residential Mortgage                                319        151        162        230        234
  Commercial Real Estate                              128        236        296        122         26
  Commercial                                          154        125        205        286         64
  Installment                                         171        108        151         97         55

                                                 ----------------------------------------------------
Total loans charged off                               772        620        814        735        379
                                                 ----------------------------------------------------

Recoveries on amounts previously charged off:
  Residential Mortgage                                 43         10          7         25          1
  Commercial Real Estate                               49         34          1         --          1
  Commercial                                           13         12         16          6          9
  Installment                                          34         25         32         27         24

                                                 ----------------------------------------------------
Total Recoveries                                      139         81         56         58         35
                                                 ----------------------------------------------------

Net loans charged off                                 633        539        758        677        344
Provision for loan losses                             614        639        691      1,045        924
                                                 ----------------------------------------------------

Allowance for loan losses,
  End of period                                  $  2,742   $  2,761   $  2,661   $  2,728   $  2,360
                                                 ====================================================


Net loans charged-off as a percentage of
 average loans outstanding                           0.32%      0.29%      0.42%      0.40%      0.21%
                                                 ====================================================


Allowance for loan losses, as a percentage
 of net loans outstanding at the end of
 period                                              1.25%      1.50%      1.44%      1.58%      1.45%
                                                 ====================================================

The reduction in the June 30, 1997 allowance for loan loss percentage to net loans is primarily due to the purchase of $25,000,000 of residential mortgages during fiscal year 1997.

This table summarizes loans outstanding at the end of each period indicated, net of unearned income, at the end of each period indicated and the average amount of loans outstanding, changes in the allowance for loan losses and other selected statistics during each period indicated.

Restated to include Cushnoc Bank & Trust financial information.



Northeast Bancorp Consolidated
Average Deposits and Rates (thousands)
As of June 30,


                                          June 30, 1997      June 30, 1996      June 30, 1995
                                         ----------------   ----------------   ----------------
                                          Amount    Rate     Amount    Rate     Amount    Rate
                                         --------   -----   --------   -----   --------   -----

Average Deposits:

Non-interest bearing demand deposits     $ 13,380   0.00%   $ 11,775   0.00%   $ 10,418   0.00%
Regular savings                            22,141   2.67%     23,849   2.69%     24,727   2.67%
NOW and Money Market                       30,716   2.45%     33,247   2.63%     34,047   2.62%
Time deposits                             100,485   5.73%     99,502   5.86%     92,708   5.00%
                                         ------------------------------------------------------

Total Average Deposits                   $166,722   4.26%   $168,373   4.36%   $161,900   3.82%
                                         ======================================================


This table shows the average daily amount of deposits and average rates paid on such deposits for the periods indicated.

Restated to include Cushnoc Bank & Trust financial information.



Northeast Bancorp Consolidated
Maturities of Time Deposits $100,000 & Over
As of June 30, 1997


                                                      Balance
                                                      -------
Time Deposits $100,000 & Over (in thousands):



3 months or less                                      $ 2,004
Over 3 through 6 months                                 2,596
Over 6 through 12 months                                6,088
Over 12 months                                          8,020
                                                      -------

Total Time Deposits $100,000 & Over                   $18,708
                                                      =======


Restated to include Cushnoc Bank & Trust financial information.



Northeast Bancorp Consolidated
Maturities and Repricing of Earning Assets & Interest-bearing Liabilities As of June 30, 1997
(in thousands)


                                                Less Than     1-5      Over 5                % of
                                                 1 Year      Years     Years      Total      Total
                                                ---------   -------   --------   --------   -------

EARNING ASSETS

Real Estate Loans:
  Fixed                                         $  1,193    $ 3,059   $ 67,856   $ 72,108    26.85%
  Variable                                        90,891     23,198      2,248    116,337    43.32%
                                                ---------------------------------------------------
Total Real Estate Loans                           92,084     26,257     70,104    188,445    70.17%
                                                ---------------------------------------------------

Non-Real Estate Loans:
  Fixed                                            2,041      8,852      7,967     18,860     7.02%
  Variable                                        15,065        312         --     15,377     5.73%
                                                ---------------------------------------------------
Total Non-Real Estate Loans                       17,106      9,164      7,967     34,237    12.75%
                                                ---------------------------------------------------

Investment Securities & Other Earning Assets      13,326      1,396     31,137     45,859    17.08%

                                                ---------------------------------------------------
Total Earning Assets                            $122,516    $36,817   $109,208   $268,541   100.00%
                                                ===================================================


INTEREST-BEARING LIABILITIES

Deposits:
  Regular savings, value, & club accounts       $ 22,484                           22,484     9.14%
  NOW Accounts                                    14,368                           14,368     5.84%
  Money market accounts                           15,236                           15,236     6.19%

  Certificates of deposit                         77,821     29,218         10    107,049    43.51%
                                                ---------------------------------------------------
Total Deposits                                   129,909     29,218         10    159,137    64.68%
                                                ---------------------------------------------------

Repurchase Agreements                              5,099         --         --      5,099     2.07%

Borrowings & Notes Payable                        55,764     21,315      4,714     81,793    33.25%
                                                ---------------------------------------------------

Total Interest-bearing Liabilities              $190,772    $50,533   $  4,724   $246,029   100.00%
                                                ===================================================


Excess(deficiency) of earning assets over
 interest-bearing liabilities                    (68,256)   (13,716)   104,484     22,512
                                                =========================================

Cumulative excess (deficiency) of earning
 assets over interest-bearing liabilities        (68,256)   (81,972)    22,512     22,512
                                                =========================================

Cumulative excess (deficiency) of earning
 assets over interest-bearing liabilities
 as a % of total assets                           -24.03%    -28.86%      7.92%      7.92%
                                                =========================================


This table summarizes the anticipated maturities and repricing of the Company's earning assets and interest-bearing liabilities at June 30, 1997.

The Company's internal asset/liability analysis considers regular savings, NOW and money market accounts core deposits. Due to this consideration, the Company's internal asset/liabilitiy model has these core deposits designated in a five year or greater maturity category and not one year or less as the above schedule shows. Because of this difference, the Company does not consider its position to be as negative as presented in the schedule above.

Restated to include Cushnoc Bank & Trust financial information.



Northeast Bancorp Consolidated
Quarterly Data
As of June 30, 1997

                                                        1st Qtr      2nd Qtr      3rd Qtr      4th Qtr
                                                        Sept. 30     Dec. 31      Mar. 31      June 30
                                                          1996         1996         1997         1997
                                                       ----------   ----------   ----------   ----------



Interest Income
  Interest on loans                                    $4,443,413   $4,652,547   $4,824,158   $5,053,442
  Interest & dividends on investments & available for
   sale securities                                        770,896      748,268      727,258      715,739
                                                       -------------------------------------------------
Total Interest Income                                   5,214,309    5,400,815    5,551,416    5,769,181
                                                       -------------------------------------------------

Interest Expense
  Interest on Deposits                                  1,739,594    1,727,321    1,766,509    1,869,951
  Interest on Repurchase Agreements                        38,269       54,686       50,744       55,754
  Interest on Borrowings                                  863,412      938,321    1,088,090    1,098,237
                                                       -------------------------------------------------
Total Interest Expense                                  2,641,275    2,720,328    2,905,343    3,023,942
                                                       -------------------------------------------------

Net Interest Income                                     2,573,034    2,680,487    2,646,073    2,745,239
Provision for Loan Losses                                 153,814      153,443      153,452      153,718
                                                       -------------------------------------------------

Net Interest Income after Provision for Loan Losses     2,419,220    2,527,044    2,492,621    2,591,521

Securities Transactions                                    89,666       34,876       75,493       59,395
Other Operating Income                                    438,914      376,418      582,010      429,469
Other Operating Expense                                 2,638,627    2,126,897    2,456,126    2,496,687
                                                       -------------------------------------------------

Income Before Income Taxes                                309,173      811,441      693,998      583,698
Income Tax Expense                                        117,932      300,894      273,364      216,375
                                                       -------------------------------------------------
Net Income                                             $  191,241   $  510,547   $  420,634   $  367,323
                                                       =================================================

Net Income Per Common Share:
  Primary earnings  per share                          $     0.10   $     0.31   $     0.26   $     0.22
  Fully diluted earnings  per share                    $     0.11   $     0.29   $     0.24   $     0.21


Northeast Bancorp Consolidated
Quarterly Data
As of June 30, 1996

                                                        1st Qtr      2nd Qtr      3rd Qtr      4th Qtr
                                                        Sept. 30     Dec. 31      Mar. 31      June 30
                                                          1995         1995         1996         1996
                                                       ----------   ----------   ----------   ----------

Interest Income
  Interest on loans                                    $4,576,905   $4,538,422   $4,432,944   $4,306,518
  Interest & dividends on investments & available for
   sale securities                                        454,539      532,111      586,782      676,918
                                                       -------------------------------------------------
Total Interest Income                                   5,031,444    5,070,533    5,019,726    4,983,436
                                                       -------------------------------------------------

Interest Expense
  Interest on Deposits                                  1,874,891    1,897,459    1,839,279    1,736,573
  Interest on Repurchase Agreements                        33,913       48,880       42,872       40,545
  Interest on Borrowings                                  609,434      602,286      663,817      696,960
                                                       -------------------------------------------------
Total Interest Expense                                  2,518,238    2,548,625    2,545,968    2,474,078
                                                       -------------------------------------------------

Net Interest Income                                     2,513,206    2,521,908    2,473,758    2,509,358
Provision for Loan Losses                                 156,855      156,708      168,960      156,337
                                                       -------------------------------------------------

Net Interest Income after Provision for Loan Losses     2,356,351    2,365,200    2,304,798    2,353,021

Securities Transactions                                   120,593       92,797       35,280       30,225
Other Operating Income                                    515,895      489,300      438,785      464,718
Other Operating Expense                                 2,285,698    2,191,810    2,300,586    2,758,194
                                                       -------------------------------------------------

Income Before Income Taxes                                707,141      755,487      478,277       89,770
Income Tax Expense                                        248,404      264,248      182,460       42,714
                                                       -------------------------------------------------
Net Income                                             $  458,737   $  491,239   $  295,817   $   47,056
                                                       =================================================

Net Income Per Common Share:
  Primary earnings  per share                          $     0.30   $     0.31   $     0.17   $     0.01
  Fully diluted earnings  per share                    $     0.28   $     0.28   $     0.17   $     0.03


The decrease in net income for the quarter ending June 30, 1997 is primarily due to the writedown of equity securities and the provision for real estate held for investment.

The reduction of net income for the quarter ending September 30, 1996 is primarily due to the FDIC-SAIF deposit assessment of $380,000.

The reduction of net income for the quarter ending June 30, 1996 is primarily a result of increased operating expenses due to the Bank merger, the writedown of equity securities and the provision for other real estate owned.

Restated to include Cushnoc Bank & Trust financial information.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                  Northeast Bancorp
                                        ---------------------------------------
                                                     (Registrant)

Date    May 14, 1998
     -----------------------------

                                         /s/ JAMES D. DELAMATER
                                        --------------------------------------
                                             James D. Delamater
                                             President and CEO